IN THE UNITED STATES DISTRICT COURT
FOR THE MIDDLE DISTRICT OF PENNSYLVANIA

UNITED STATES OF AMERICA,	:
:
Plaintiff	: :	CRIMINAL No.
:
v.	:
	:	(Judge )
:
THE WESTERN UNION COMPANY,	:
:
Defendant	:

DEFERRED PROSECUTION AGREEMENT

Defendant THE WESTERN UNION COMPANY (“Western Union” or the “Company”), by its undersigned representatives, pursuant to authority granted by the Company’s Board of Directors, and the United States Department of Justice, Criminal Division, Money Laundering and Asset Recovery Section, the United States Attorney’s Offices for the Middle District of Pennsylvania, the Central District of California, the Eastern District of Pennsylvania, and the Southern District of Florida (collectively, the “Offices”), enter into this Deferred Prosecution Agreement (the “Agreement”), the terms and conditions of which are as follows:

Criminal Information and Acceptance of Responsibility

1. The Company acknowledges and agrees that the Offices will file the attached two count criminal Information in the United States District Court for the Middle District of Pennsylvania charging the Company with (1) willfully failing to implement an effective anti-money laundering program, in violation of Title 31, United States Code, Sections 5318(h) and 5322 and regulations issued thereunder; and (2) aiding and abetting wire fraud, in violation of Title 18, United States Code, Sections 1343 and 2. In so doing, the Company: (a) knowingly waives its right to indictment on these charges, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) knowingly waives for the purposes of this Agreement and for the purposes of any charges by the United States arising out of the conduct described in the attached Statement of Facts any objection with respect to venue and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Middle District of Pennsylvania. The Offices agree to defer prosecution of the Company pursuant to the terms and conditions described below.

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2. “Western Union Agent” or “Agents” are generally individuals or entities that own and/or operate businesses that have a contractual relationship with Western Union and, by virtue of that contractual relationship are authorized to offer Western Union’s money transfers to consumers. Western Union Agents may have multiple locations where Western Union services are offered. In the U.S., Western Union directly contracts with both network agents and independent agents. Network agents are retail chains that have one contract with Western Union through which the retailer offers Western Union services at multiple locations. Independent agents are small independent businesses such as convenience stores that contract directly with Western Union to offer Western Union services at their locations. In some countries outside the U.S., Western Union may operate through master agents, which are generally independent businesses that in turn subcontract with generally small independent stores who offer Western Union services at their locations. All Western Union Agent locations have access to the Money Transfer System and must send all Western Union transfers by wire via the Money Transfer System. “Western Union Agent” or “Agents” include, but are not limited to, network, independent, master, or subagents. The Company admits, accepts, and acknowledges that it is responsible under United States law for the acts of its officers, directors, and employees, as well as for certain conduct of its Agents, such as use of Western Union’s money transfer system, as charged in the Information, and as set forth in the Statement of Facts attached hereto as Attachment A and incorporated by reference into this Agreement, and that the allegations described in the Information and the facts described in Attachment A are true and accurate. Should the Offices pursue the prosecution that is deferred by this Agreement, the Company stipulates to the admissibility of the Statement of Facts in any proceeding, including any trial, guilty plea, or sentencing proceeding, and will not contradict anything in the Statement of Facts at any such proceeding.

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Term of the Agreement

3. This Agreement is effective for a period beginning on the date on which the Information is filed and ending three (3) years from the later of the date on which the Information is filed or the date on which the Court enters the Agreement. However, the Company agrees that in the event that the Offices determine, in their sole discretion, subject to the notice and opportunity to respond provisions in Paragraph 16, that the Company has knowingly violated any provision of this Agreement, an extension or extensions of the Term of the Agreement may be imposed by the Offices, in their sole discretion, for up to a total additional time period of one year, without prejudice to the Offices’ right to proceed as provided in Paragraphs 15 through 18 below. Any extension of the Agreement extends all terms of this Agreement. Conversely, in the event the Offices find, in their sole discretion, that the provisions of this Agreement have been satisfied, the Term of the Agreement may be terminated early. If the Court rejects the Agreement, all the provisions of the Agreement, including all attachments to and representations in this Agreement, shall be deemed null and void, and the Term shall be deemed to have not begun.

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Relevant Considerations

4. The Offices enter into this Agreement based on the individual facts and circumstances presented by this case and the Company. Among the factors considered were the following:

a. the seriousness of the conduct described in the Statement of Facts including the high-dollar amount of fraud-related and structured funds that the Company transmitted, and misconduct that spanned multiple jurisdictions and was known throughout the Company;

b. the Company’s willingness to acknowledge and accept responsibility for its conduct;

c. the Company’s significant compliance enhancements since at least 2012 designed to improve its anti-money laundering and anti-fraud compliance programs, which demonstrate the Company’s commitment to maintaining and enhancing the effectiveness of its compliance program;

d. the Company’s commitment to continue to enhance its anti-money laundering and anti-fraud compliance programs, including implementing and complying with the Enhanced Compliance Undertaking in Attachment C;

e. the Company’s cooperation with law enforcement;

f. the Company’s agreement to provide the Offices with access to and reports by the independent auditor retained pursuant the Federal Trade Commission (“FTC”) stipulated Order;

g. the Company’s agreement to cooperate with the Offices as described in Paragraph 5 below; and

h. the Company’s willingness to settle any and all civil and criminal claims currently held by the Offices for any act within the scope of the Statement of Facts.

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Future Cooperation and Disclosure Requirements

5. The Company shall cooperate fully with the Offices in any and all matters relating to the conduct described in this Agreement and the Statement of Facts and other conduct under investigation by the Offices or any other component of the Department of Justice at any time during the Term of the Agreement, subject to applicable law and regulations, until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the end of the Term of the Agreement. At the request of the Offices, the Company shall also cooperate fully with other federal law enforcement and regulatory authorities and agencies, in any investigation of the Company, its subsidiaries or affiliates, or any of its present or former officers, directors, employees, Agents, Agent employees, consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and the Statement of Facts and other conduct under investigation by the Offices or any component of the Department of Justice at any time during the Term of the Agreement. The Company agrees that its cooperation shall include, but not be limited to, the following:

a. The Company shall truthfully disclose all factual information relating to the conduct described in this Agreement and the Statement of Facts and other conduct under investigation by the Offices or any other component of the Department of Justice at any time during the Term of the Agreement in the possession of the Company or its subsidiaries not protected by a valid claim of attorney-client privilege or work product doctrine, with respect to its activities, those of its subsidiaries and affiliates, and those of its present or former directors, officers, employees, Agents, Agent employees, and consultants, including any evidence or allegations and internal or external investigations, or information learned from the FTC Auditor, about which the Company has any knowledge or about which the Offices may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the Offices, upon request, any document, record or other tangible evidence about which the Offices may inquire of the Company, subject to applicable law and regulations;

b. Upon request of the Offices, the Company shall designate knowledgeable employees, agents or attorneys to provide the Offices the information and materials described in Paragraph 5(a) above on behalf of the Company. It is further understood that the Company must at all times provide complete, truthful, and accurate information;

c. The Company shall use its best efforts to make available for interviews or testimony, as requested by the Offices, present or former officers, directors, employees, Agents, Agent employees, and consultants of the Company, concerning the matters set forth in Paragraph 5(a). This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with federal law enforcement and regulatory authorities, concerning the matters set forth in Paragraph 5(a). Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation;

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d. With respect to any information, testimony, documents, records or other tangible evidence provided to the Offices pursuant to this Agreement, the Company consents to any and all disclosures, subject to applicable law and regulations, to other governmental authorities, including United States authorities and those of a foreign government, of such materials as the Offices, in their sole discretion, shall deem appropriate; and

e. If the Company cannot cooperate with the obligations in Paragraph 5 due to applicable law, regulations, or a valid claim of privilege, the Company will provide a log listing a general description of the information withheld, the applicable law, regulation, or privilege that prevents disclosure of the information requested, and a detailed statement explaining why the applicable law, regulation, or privilege prevents disclosure.

6. In addition to the obligations in Paragraph 5 above, during the Term of the Agreement, should the Company learn of credible evidence or allegations of criminal violations of U.S. federal law by the Company or its subsidiaries or affiliates, or any of its present or former officers, directors, employees, Agents, Agent employees, or consultants, the Company shall promptly report such evidence or allegations to the Offices.

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Forfeiture Amount

7. As a result of Western Union’s conduct, including the conduct set forth in the Statement of Facts, the parties agree that each of the Offices could institute a civil and/or criminal forfeiture action against certain funds held by Western Union and that such funds would be forfeitable pursuant to Title 18, United States Code, Sections 981 and 982 and Title 28, United States Code, Section 2461(c). Western Union hereby acknowledges that at least $586 million in consumer fraud proceeds are traceable to transactions in violation of Title 18, United States Code, Sections 1343 and 2, as described in the Statement of Facts. Western Union hereby agrees to forfeit to the United States the sum of $586 million (the “Forfeiture Amount”). The Offices are collecting the Forfeiture Amount in this manner to make the funds available to compensate victims of the fraud scheme described in the Statement of Facts, pursuant to 18 U.S.C. § 981(e)(6), under the Petition for Remission and/or Mitigation procedures of the United States Department of Justice or any other manner within the United States Attorney General’s discretion. The Company hereby agrees that, in the event the funds used to pay the Forfeiture Amount are not directly traceable to the transactions, the monies used to pay the Forfeiture Amount shall be considered substitute res for the purpose of forfeiture to the United States pursuant to Title 18, United States Code, Sections 981, 982 or Title 28, United States Code, Section 2461(c), and the Company releases any and all claims it may have to such funds. The Company shall pay $146.5 million of the Forfeiture Amount plus any associated transfer fees within five (5) business days of the date on which this Agreement is signed, pursuant to payment instructions provided by the Offices in their sole discretion. The Company shall pay the remaining sum of $439.5 million plus any associated transfer fees within ninety (90) business days of the date this Agreement is signed, pursuant to payment instructions provided by the Offices in their sole discretion. The Company agrees to sign any additional documents necessary to complete forfeiture of the funds.

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8. The Forfeiture Amount paid is final and shall not be refunded should the Government later determine that the Company has breached this Agreement and commences a prosecution against the Company. In the event of a breach of this Agreement and subsequent prosecution, the Offices are not limited to the Forfeiture Amount. The Offices agree that in the event of a subsequent breach and prosecution, it will recommend to the Court that the amounts paid pursuant to this Agreement be offset against whatever forfeiture the Court shall impose as part of its judgment. The Company understands that such a recommendation will not be binding on the Court.

Conditional Release from Liability

9. Subject to Paragraphs 15 through 18 below, the Offices agree, except as provided herein, that they will not bring any criminal or civil case against the Company or any of its wholly owned or controlled subsidiaries relating to any of the conduct described in the Statement of Facts, attached hereto as Attachment A, the criminal Information filed pursuant to this Agreement, or information that the Company disclosed to the Offices prior to the date of the Agreement. The Offices, however, may use any information related to the conduct described in the attached Statement of Facts against the Company in a: (a) prosecution for perjury or obstruction of justice; (b) prosecution for making a false statement; or (c) prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code.

a. This Agreement does not provide any protection against prosecution for any future conduct by the Company.

b. In addition, this Agreement does not provide any protection against prosecution of any present or former officer, director, employee, shareholder, Agent, Agent employee, consultant, contractor, or subcontractor of the Company for any violations committed by them.

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Corporate Compliance Program

10. The Company represents that it has implemented and will continue to implement a compliance program reasonably designed to prevent and detect violations of the Bank Secrecy Act (“BSA”), money laundering statutes, and other specified unlawful activity throughout its operations, including those of its affiliates, Agents, and joint ventures, and those of its contractors and subcontractors whose responsibilities include providing money transfer services as required by law or regulation, Attachment C, or the FTC order.

11. In order to address any deficiencies in its anti-money laundering and anti-fraud programs, the Company represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, review and enhancement of its anti-money laundering and anti-fraud program, policies, procedures, and controls. If necessary and appropriate, the Company will adopt new or modify existing programs, reasonably designed policies, procedures, and controls in order to ensure that the company maintains: (a) effective anti-money laundering and anti-fraud programs; and (b) Agent oversight policies, including reasonably designed procedures and controls designed to detect, deter, and discipline violations of the BSA, money laundering, fraud and gambling statutes by Agents and their owners, employees, officers, directors, consultants, contractors, or subcontractors. The reasonably designed anti-money laundering and anti-fraud programs, policies, procedures and controls will include, but not be limited to, the minimum elements set forth in Attachment C, which is incorporated by reference into this Agreement.

12. The Company shall comply with the FTC Auditor Agreement and provide the FTC auditor reports to the Offices at the same time as provided to the FTC.

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Deferred Prosecution

13. In consideration of: (a) the past and future cooperation of the Company described in Paragraph 5 above; (b) the Company’s agreement to forfeiture of $586 million; and (c) the Company’s implementation and maintenance of compliance enhancements as described in Paragraphs 10 through 12 above and Attachment C, the Offices agree that any prosecution of the Company for the conduct set forth in the Statement of Facts be and hereby is deferred for the Term of this Agreement.

14. The Offices further agree that if the Company fully complies with all of its obligations under this Agreement, the Offices will not continue the criminal prosecution against the Company described in Paragraph 1 and, at the conclusion of the Term, this Agreement shall expire. Within three (3) months of the Agreement’s expiration, the Offices shall seek dismissal with prejudice of the criminal Information filed against the Company described in Paragraph 1 above, and agrees not to file charges in the future against the Company based on the conduct described in this Agreement and Attachment A.

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Breach of the Agreement

15. If, during the Term of the Agreement, the Company (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information; (c) fails to cooperate as set forth in Paragraphs 5 and 6 of this Agreement; (d) fails to put into effect or operation, implement, and maintain a compliance program as set forth in Paragraphs 10 through 12 of this Agreement and Attachment C; or (e) otherwise fails to specifically perform or to fulfill completely each of the Company’s obligations under the Agreement, regardless of whether the Offices become aware of such a breach after the Term of the Agreement is complete, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the Offices have knowledge, including, but not limited to, the charges in the Information described in Paragraph 1 and charges that arise from the conduct set forth in the Statement of Facts, which may be pursued by the Offices in the U.S. District Courts for the Middle District of Pennsylvania, the Central District of California, the Eastern District of Pennsylvania, or the Southern District of Florida, or any other appropriate venue. Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company shall be in the Offices’ sole discretion, subject to the notice and opportunity to respond provisions in Paragraph 16. Any such prosecution may be premised on information provided by the Company or its personnel, Agents, or Agent employees. Any such prosecution relating to the conduct described in the Statement of Facts or relating to conduct known to the Offices prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the expiration of the Term of the Agreement plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term of the Agreement plus six months. In addition, the Company agrees that the statute of limitations as to any violation of federal law that occurs during the Term of the Agreement will be tolled from the date upon which the violation occurs for the duration of the Term of the Agreement plus six months, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.

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16. In the event that the Offices determine that the Company has breached this Agreement, the Offices agree to provide the Company with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty (30) days of receipt of such notice, the Company shall have the opportunity to respond to the Offices in writing to explain the nature and circumstances of such breach, as well as the actions the Company has taken to address and remediate the situation, which explanation the Offices shall consider in determining whether to institute a prosecution.

17. In the event that the Offices determine that the Company has breached this Agreement: (a) all statements made by or on behalf of the Company to the Offices or to the Court, including the attached Statement of Facts, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Offices against the Company; and (b) the Company shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer, or employee, or any person acting on behalf of, or at the direction of, the Company will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the Offices.

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18. The Company acknowledges that the Offices have made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Company breaches this Agreement and this matter proceeds to judgment. The Company further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

19. Thirty (30) days after the expiration of the period of deferred prosecution specified in this Agreement, the Company, by the Chief Executive Officer and the Chief Compliance Officer of the Company, after conducting a reasonable inquiry within the Company, will certify to the Offices that, in good faith reliance on information provided to the Chief Executive Officer and Chief Compliance Officer by third parties within the Company, and based on their best information and belief, the Company has met its disclosure obligations pursuant to Paragraph 6 of this Agreement. Such certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of Title 18, United States Code Section 1001, and it will be deemed to have been made in the judicial district in which this Agreement is filed.

Sale, Merger, or Other Change in Corporate Form of Company

20. Except as may otherwise be agreed by the parties hereto in connection with a particular transaction, the Company agrees that in the event that, during the Term of the Agreement, it undertakes any change in corporate form, including if it sells, merges, or transfers a substantial portion of its business operations as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. The Company shall provide the Offices at least thirty (30) days’ notice prior to undertaking any such sale, merger, transfer, or other change in corporate form, including dissolution, in order to give the Offices an opportunity to determine if such change in corporate form would impact the terms or obligations of the Agreement.

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Public Statements by Company

21. The Company expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Company make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the facts described in the Statement of Facts. Any such contradictory statement shall, subject to cure rights of the Company described below, constitute a breach of this Agreement and the Company thereafter shall be subject to prosecution as set forth in Paragraphs 15 through 18 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Offices, subject to the notice and opportunity to respond provisions in Paragraph 16. If the Offices determine that a public statement by any such person contradicts in whole or in part information contained in the Statement of Facts, the Offices shall so notify the Company, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five (5) business days after notification. The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Statement of Facts. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Company.

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22. The Company agrees that if it or any of its direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult the Offices to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Offices and the Company; and (b) whether the Offices have any objection to the release.

23. The Offices agree, if requested to do so, to bring to the attention of law enforcement and regulatory authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of the Company’s cooperation and remediation. By agreeing to provide this information to other authorities, the Offices are not agreeing to advocate on behalf of the Company, but rather are agreeing to provide facts to be evaluated independently by such authorities.

Limitations on Binding Effect of Agreement

24. This Agreement is binding on the Company and the Offices but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the Offices will, as described in Paragraph 23, discuss the Company’s compliance and cooperation with such agencies and authorities if requested to do so by the Company.

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Notice

25. Any notice to the Offices under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Chief, Money Laundering and Asset Recovery Section, Criminal Division, United States Department of Justice, 1400 New York Avenue, Washington, D.C. 20005; the United States Attorney, United States Attorney’s Office, Middle District of Pennsylvania, Harrisburg Federal Building and Courthouse, 228 Walnut Street, Suite 220, P.O. Box 11754, Harrisburg, PA 17108-1754; the United States Attorney, United States Attorney’s Office, Central District of California, 411 West Fourth Street, Santa Ana, CA 92701; the United States Attorney, United States Attorney’s Office, Eastern District of Pennsylvania, 615 Chestnut Street, Suite 1250, Philadelphia, PA 19106; the United States Attorney, United States Attorney’s Office, Southern District of Florida, 500 E. Broward Blvd., Ft. Lauderdale, FL, 33394. Any notice to the Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Western Union, Office of the General Counsel, 12500 East Belford Avenue, Englewood, CO 80112. Notice shall be effective upon actual receipt by the Offices or the Company.

Complete Agreement

26. This Agreement, including its attachments, sets forth all the terms of the agreement between the Company and the Offices. No amendments, modifications, or additions to this Agreement shall be valid unless they are in writing and signed by the Offices, the attorneys for the Company, and a duly authorized representative of the Company.

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AGREED:

FOR THE WESTERN UNION COMPANY:

/s/ John R. Dye	/s/ Alice S. Fisher
John R. Dye	Alice S. Fisher
Executive Vice President and	Latham & Watkins LLP
General Counsel	Counsel to the Company
The Western Union Company

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FOR THE U.S. DEPARTMENT OF JUSTICE:

BRUCE D. BRANDLER		M. KENDALL DAY
United States Attorney		Chief, Money Laundering and
Middle District of Pennsylvania		Asset Recovery Section
Criminal Division, U.S. Department of Justice

/s/ Kim Douglas Daniel		/s/ Margaret A. Moeser
Kim Douglas Daniel		Margaret A. Moeser
Assistant United States Attorney		Trial Attorney

EILEEN M. DECKER
United States Attorney
Central District of California

/s/ Gregory W. Staples
Gregory W. Staples
Assistant United States Attorney

WIFREDO A. FERRER
United States Attorney
Southern District of Florida

/s/ Randall D. Katz
Randall D. Katz
Assistant United States Attorney

LOUIS D. LAPPEN
United States Attorney
Eastern District of Pennsylvania

/s/ Judy Smith
Judy Smith
Assistant United States Attorney

Date:	January 19, 2017

COMPANY OFFICER’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with outside counsel for the Western Union Company (the “Company”). I understand the terms of this Agreement and voluntarily agree, on behalf of the Company, to each of its terms. Before signing this Agreement, I consulted outside counsel for the Company. Counsel fully advised me of the rights of the Company, of possible defenses, and of the consequences of entering into this Agreement.

I have carefully reviewed the terms of this Agreement with the Board of Directors of the Company. I have advised and caused outside counsel for the Company to advise the Board of Directors fully of the rights of the Company, of possible defenses, the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of the Company, in any way to enter into this Agreement. I am also satisfied with outside counsel’s representation in this matter. I certify that I am the Executive Vice President and General Counsel for the Company and that I have been duly authorized by the Company to execute this Agreement on behalf of the Company.

Date: January 18, 2017

THE WESTERN UNION COMPANY

By:	/s/ John R. Dye
John R. Dye
Executive Vice President and General Counsel

CERTIFICATE OF COUNSEL

I am counsel for the Western Union Company (the “Company”) in the matter covered by this Agreement. In connection with such representation, I have examined relevant Company documents and have discussed the terms of this Agreement with the Company Board of Directors. Based on our review of the foregoing materials and discussions, I am of the opinion that the representative of the Company has been duly authorized to enter into this Agreement on behalf of the Company and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of the Company and is a valid and binding obligation of the Company. Further, I have carefully reviewed the terms of this Agreement with the Board of Directors and the Chief Executive Officer of the Company. I have fully advised them of the rights of the Company, of possible defenses, and of the consequences of entering into this Agreement. To my knowledge, the decision of the Company to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date: 01/18/17

By:	/s/ Alice S. Fisher
Alice S. Fisher
Counsel for the Western Union Company

ATTACHMENT A

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the Deferred Prosecution Agreement (the “Agreement”) between the United States Department of Justice Criminal Division’s Money Laundering and Asset Recovery Section, the United States Attorney’s Offices for the Middle District of Pennsylvania, the Central District of California, the Eastern District of Pennsylvania, and the Southern District of Florida (collectively, the “Department” or the “United States”) and The Western Union Company, (“Western Union” or the “Company”). Certain of the facts herein are based on information obtained from third parties by the United States through their investigation and described to Western Union. The parties stipulate that the allegations in Count One and Two of the Information and the following facts are true and correct, and that were the matter to proceed to trial, the United States would prove them beyond a reasonable doubt, by admissible evidence:

1.	Starting in 2004 and ending in December 2012, Western Union violated U.S. laws by (1) willfully failing to implement and maintain an effective anti-money laundering (“AML”) program that was designed to detect, report, and prevent criminals from using Western Union to facilitate their fraud, money laundering, and structuring schemes, and (2) aiding and abetting fraudsters in their unlawful schemes by remaining in business with Agent locations that facilitated the unlawful fraud scheme.

2.	Western Union’s conduct included employees (1) repeatedly identifying Western Union Agent locations involved in or facilitating fraud-related transactions but knowingly failing to take effective corrective action; (2) repeatedly identifying Western Union Agents involved in or facilitating unlawful structuring but knowingly failing to take effective corrective action; (3) failing to adequately implement and maintain effective policies and procedures to discipline, suspend, terminate or take effective corrective action against Western Union Agent locations that repeatedly violated the Bank Secrecy Act and other statutes or Western Union anti-money laundering or anti-fraud policies; (4) modifying compliance reviews or results so that Agents with severe compliance failures would not face disciplinary action such as suspension or termination as required by Western Union policies or practices; (5) failing to take effective action to control transactions with characteristics indicative of illegal gaming; or (6) failing to file Suspicious Activity Reports (“SARs”) identifying Western Union Agents as suspicious actors.

3.	Fraudsters relied on Western Union’s money transfer system to receive fraud and other criminal proceeds worldwide from victims in the United States. Western Union’s conduct, including its failure to take effective corrective actions in a timely fashion, contributed to the success of the fraudsters’ schemes.

4.	This conduct occurred in various Western Union offices and Western Union Agent locations located in the United States and around the world, including, in particular, through wires sent from the Middle District of Pennsylvania in furtherance of the fraud scheme that Western Union aided and abetted.

Legal Background

5.	Congress enacted the Bank Secrecy Act, Title 31, United States Code Section 5311 et seq., and its implementing regulations (collectively the “BSA”) to address an increase in criminal money laundering activity utilizing financial institutions.

6.	Western Union is a “financial institution” as defined in the BSA. 31 U.S.C. § 5312(a)(2); 31 C.F.R. § 1010.100. As a financial institution and money services business (“MSB”) Western Union must establish, implement, and maintain an effective AML compliance program that, at a minimum, provides for: (a) internal policies, procedures, and controls to guard against money laundering; (b) an individual or individuals to coordinate and monitor day-to-day compliance with the BSA and AML requirements; (c) an ongoing employee training program; and (d) independent testing of programs. 31 U.S.C. § 5318(h); 31 C.F.R. § 1022.210. Pursuant to 31 U.S.C. § 5322, it is a crime to willfully violate the BSA.

7.	In 2004, the U.S. Department of Treasury, Financial Crimes Enforcement Network (“FinCEN”), which is the administrator of the BSA, explained AML program requirements for MSBs with foreign agents like Western Union (the “2004 FinCEN Release”). FinCEN advised that MSBs that use foreign agents to move funds into or out of the United States “must take reasonable steps to guard against the flow of illicit funds, or the flow of funds from legitimate sources to persons seeking to use those funds for illicit purposes” through their foreign agents. Specifically, FinCEN stated that MSB anti-money laundering programs should include procedures for the following:

	a.	conducting reasonable risk-based due diligence on potential and existing foreign agents and counterparties to help ensure that such foreign agents and counterparties are not themselves complicit in illegal activity involving the MSB’s products and services;

	b.	risk-based monitoring and review of transactions from, to, or through the United States that are conducted through foreign agents and counterparties; and

	c.	responding to foreign agents or counterparties that present unreasonable risks of money laundering or the financing of terrorism. Such procedures should provide for the implementation of corrective action on the part of the foreign agent or counterparty or for the termination of the relationship with any foreign agent or counterparty that the MSB determines poses an unacceptable risk of money laundering or terrorist financing, or that has demonstrated systemic, willful, or repeated lapses in compliance with the MSB’s own anti-money laundering procedures or requirements.

8.	Under the BSA, financial institutions, including MSBs such as Western Union, must also maintain certain records and file certain reports, including those listed below.

	a.	MSBs must record consumer identification information for the transmittal of funds of more than $3,000, 12 U.S.C. § 1829b; 31 C.F.R. § 1010.410;

b.	MSBs must file Currency Transaction Reports (“CTRs”), which identify transactions or series of transactions involving currency of more than $10,000 in one day, 31 U.S.C. § 5313; 31 C.F.R. §§ 1010.311, 1010.313; and

c.	MSBs must file SARs, which identify transactions of $2,000 or more that involve or are intended to hide funds derived from illegal activity, are designed to evade BSA requirements, serve no business or lawful purpose, or use the MSB to facilitate criminal activity, 31 U.S.C. § 5318(g); 31 C.F.R. § 1022.320.

9.	“Structuring” or breaking transactions into smaller amounts to avoid the BSA’s recordkeeping and reporting requirements is a crime in violation of 31 U.S.C. § 5324. Willfully failing to file SARs is a crime in violation of 31 U.S.C. § 5322.

10.	Title 18, United States Code Sections 1343 and 2 make it a crime to use, or aid and abet the use of, interstate wires to carry out a scheme to defraud individuals of money or property by false promises.

Western Union Background

11.	Western Union, headquartered in Englewood, Colorado, is a publicly traded company, a financial institution, and one of the largest MSBs in the world. Western Union employs approximately 10,000 individuals worldwide. In 2014, Western Union reported total revenues of $5.6 billion including more than $1.56 billion from U.S. operations and more than $4 billion from international operations. As an MSB, Western Union is currently registered with FinCEN in order to conduct its money transfer business. See 31 U.S.C. § 5330;31 C.F.R. § 1022.380. Most states and many foreign jurisdictions also require financial institutions, such as Western Union, to register or receive a license before offering money transfer services to the public.

12.	Western Union’s “Money Transfer System” is an electronic network operated and controlled by Western Union using servers in the United States. Using Western Union’s Money Transfer System, consumers can send money to other individuals in the United States and around the world. Western Union offers its money transfer services to consumers via approximately 550,000 Western Union Agent locations in more than 200 countries and territories. Approximately 90 percent of Western Union Agent locations are located outside the United States. In 2014, more than 150 million individual consumers used Western Union’s Money Transfer System to send or receive more than $85 billion through Western Union’s Agent locations.

13.	Western Union earns revenue by charging consumers a fee based on the money transfer amount and the destination location. Western Union earns additional revenue on international transactions that are sent in one currency and received in a different currency.

14.	“Western Union Agents” or “Agents” are generally independent individuals or entities, including banks, post offices, and small independent shops, that own and/or operate businesses that have a contractual relationship with Western Union. By virtue of that contractual relationship, Western Union Agents are authorized to offer Western Union’s money transfers to consumers. In the U.S., Western Union directly contracts with network and independent Agents. Network Agents are retail chains that have one contract with Western Union through which the retailer offers Western Union services at multiple locations. Independent Agents are small independent businesses such as convenience stores that contract directly with Western Union to offer Western Union services at their locations. Many U.S. Western Union Agents are also MSBs that must comply with the BSA. In some countries outside the U.S., Western Union operates through Master Agents, which are generally independent businesses that in turn subcontract with small independent businesses who offer Western Union services at their locations.

15.	Western Union Agents may have multiple locations where Western Union services are offered. Each Western Union Agent location has access to the Money Transfer System and must send all Western Union transfers by wire via the Money Transfer System.

16.	Western Union pays Western Union Agents a commission for the money transfers the Agents process. Western Union may also pay the Agents bonuses and other compensation based on transaction volume. Western Union can unilaterally terminate or suspend any Agent or Agent location anywhere in the world for a variety of reasons, including compliance reasons.

17.	To send money through Western Union, consumers may go to a Western Union Agent location and give the Agent location information, generally including (1) the sender and payee names, (2) the transfer amount and (3) the state or province and country where the money is to be sent. Sometimes the sender’s identification document is required. Consumers give the Western Union Agent location funds to cover the transfer amount and the fee. The Agent enters the transaction into the Money Transfer System and gives the consumer the Money Transfer Control Number (“MTCN”), a ten-digit Western Union reference number for the transaction.

18.	To receive a money transfer, the payee typically must appear in person at a Western Union Agent location and provide the Agent location with personal information including the payee’s name, address, telephone number, and sometimes the payee’s identification document, and the sender’s name and location city, state or province, and country, and the expected transfer amount. Paying Western Union Agent locations typically require the payee to provide the MTCN. To complete the transfer to the payee, the paying Agent then transmits this information to the Western Union Money Transfer System via international or interstate wire.

19.	The payee can receive the money transfer within minutes after the sender sends the transaction. With certain limited exceptions, Western Union, at its discretion, has the ability to refuse the transaction, or cancel the transaction before the payee receives the transfer from the paying Western Union Agent.

20.	“Fraudsters” include, among other individuals involved in the fraud scheme, certain owners, operators and employees of Western Union Agents.

The Scheme to Defraud Consumers Using the Western Union Money Transfer System

21.	Between 2004 and 2012, Fraudsters engaged in a scheme to defraud consumers through the Western Union Money Transfer System. Certain owners, operators, or employees of Western Union Agent locations were complicit in the scheme (the “Complicit Western Union Agent Locations”). Western Union aided and abetted the Fraudsters’ scheme to defraud by failing to suspend and/or terminate complicit Agents and by allowing them to continue to process fraud induced monetary transactions. The scheme relied on a variety of false promises and other misrepresentations to defraud victims into sending money through Western Union. Fraudsters involved in the scheme contacted victims by phone, U.S. mail, interstate courier, or the Internet, and fraudulently induced them to send money by, among other things:

a.	falsely promising victims large cash prizes, lottery winnings, fictitious loans, or other payments;

b.	falsely offering various high-ticket items for sale over the Internet at deeply discounted prices;

c.	falsely promising employment opportunities as “secret shoppers” who would be paid to evaluate retail stores; or

d.	falsely posing as the victim’s relative and claiming to be in trouble and in urgent need of money.

22.	The Fraudsters told victims that they must send the money in advance to receive the promised outcome. Fraudsters directed the victims to send advance payments to fictitious payees using Western Union’s Money Transfer System.

23.	After the victims sent the money through Western Union, the Fraudsters asked them for the Western Union MTCN for the transfer. The Fraudsters took the MTCN to Western Union Agent locations, including Complicit Western Union Agent Locations, who gave the Fraudsters the victims’ money transfers. At no time did the victims receive what the Fraudsters falsely promised them.

24.	Certain Complicit Western Union Agent Locations knowingly entered false addresses, telephone numbers, and personal identification document information into the Western Union Money Transfer System in order to pay the fraudulently induced transfers to the Fraudsters or retransfer the funds to other Complicit Western Union Agent Locations elsewhere. Through these actions, the Complicit Western Union Agent Locations concealed the true identities of the Fraudsters, as well as their involvement in the scheme. The Complicit Western Union Agent Locations received money, which was usually subtracted from the victims’ money transfers.

25.	Western Union maintained a 1-800 number through which some U.S. victims reported the fraud scheme. Western Union recorded these complaints and others it received in what are known as Consumer Fraud Reports (“CFRs”). The CFRs contain detailed information about the victims, the transactions, and the Western Union Agent locations that paid the transfers. Western Union maintained a database of all CFRs and used that information to track and investigate Agent locations that paid transfers reported as fraud-induced.

26.	Between 2004 and 2012, Western Union’s CFRs identified more than $ 500 million in reported consumer fraud transactions sent through Western Union Agent locations. Not every victim of the scheme reported the fraud to Western Union. Western Union employees knew that the total amount of fraud was higher than reported fraud as a result of their analyses and internal reports regarding particular Agent locations throughout Western Union’s operations.

Western Union Knew Certain of Its Agents Were Complicit in the Scheme to Defraud Using Western Union’s Money Transfer System

27.	Western Union knew that certain of its Agent locations were complicit in the scheme to defraud using Western Union’s Money Transfer System because some of those locations were prosecuted for their criminal activity. For example, between 2001 and 2012, twenty-eight Western Union Agent owners, operators, or employees were charged in the Middle District of Pennsylvania for their participation in fraud or money laundering using Western Union’s Money Transfer System.

28.	Western Union repeatedly identified Agent locations—particularly overseas Agent locations—that processed high levels of fraud transfers from U.S. victims, including certain Agent locations Western Union suspected were complicit in the fraud scheme, but it took insufficient action to stop these Complicit Agent Locations from facilitating consumer fraud. LJ, a 74 year old resident of the Middle District of Pennsylvania reported that she was the victim of a fraud scheme in October 2012. She attempted to report the fraud to Western Union and a Western Union employee told her that she was “wasting [her] time” reporting the fraud because “there are thousands of these complaints laying on the desk and nothing gets done.” Western Union identified Complicit Western Union Agent Locations through various means, including CFRs, transaction monitoring, and regular reports generated by Western Union analysts reviewing transactions that highlighted Agent locations exhibiting transaction patterns or behavior that were indicative of fraud-complicity.

29.	Western Union knew that the BSA required Western Union to monitor international Agents and take corrective action against Agents violating law or regulation. As a result of Western Union’s willful failure to implement or execute effective global Agent disciplinary policies or to act on its employees’ recommendations to discipline, suspend, or terminate international Agent locations, Complicit Western Union Agent Locations remained open for years and processed additional fraud transactions.

30.	In November 2005, Western Union entered into an agreement with the Attorneys General of 47 states and the District of Columbia (the “NAAG Agreement”) to resolve the states’ investigations into fraud transactions at Western Union. As part of the NAAG Agreement, Western Union promised to terminate any Agent—domestic or international—that was “complicit in fraud-induced transfers or knowingly ignore[d] such fraud, or, if certain employees of the agent or subagent are the [sic] complicit or knowingly ignoring parties, insist upon termination of such employees as a condition to continued agent or subagent status.” Western Union also agreed to suspend or terminate Agents that failed to take reasonable steps to reduce fraud transactions. After entering into the NAAG Agreement, Western Union did not implement or maintain effective policies or procedures to suspend or terminate international Agents that processed fraud payments.

31.	Certain Western Union employees recommended specific actions or policies and procedures to take action against potentially complicit Western Union Agent locations, but Western Union failed to adopt those recommendations. For example:

a.	Global Guidelines: As early as 2004, an employee in Western Union’s Corporate Security Department prepared a set of “draft” Global Guidelines for discipline and suspension of Western Union Agent locations worldwide that processed a materially elevated number of reported fraud transactions. In these guidelines, the Corporate Security employee proposed mandatory review of any Agent location that paid 10 CFRs within 60 days. The Corporate Security employee further proposed automatically suspending any Agent location that paid five or more transactions reported as fraud within 60 days of a review. In other words, the Corporate Security employee proposed automatically suspending any Agent location that paid 15 CFRs within 120 days. Western Union did not approve or implement the proposed Global Guidelines.

b.	60-Day Fraud Report: As early as 2005, Western Union’s Corporate Security Department used CFRs to generate a regular 60-Day Fraud Report, which identified Agent locations that processed five or more CFRs within 60 days. Corporate Security distributed the report to a broad group of Western Union employees, including Western Union senior employees, and cautioned that Agent locations that did not “drastically reduce” payments of transactions identified in CFRs within 60 days would be suspended. Even though Corporate Security threatened to suspend Agent locations, thousands of Complicit Western Union Agent Locations—particularly overseas—appeared on the 60-Day Fraud Report multiple times with increasing CFR payments without Western Union taking disciplinary action against them.

c.	Agent Fraud Complicity Programs: In January 2008, two Western Union departments separately proposed methods to discipline potentially Complicit Western Union Agent Locations. One proposal specifically warned against the influence of sales employees on any Agent location disciplinary process because sales employees’ “compensation is often based on agent performance—so they … see no reason good enough to hold their agent responsible” for fraud transactions. A Western Union senior vice president said she was “coordinating the many functions in the company that look at … data which might indicate an agent, a location, or an agent employee is engaged in illegal activities.” She was “focused on … analysis of the consumer fraud complaints … from a risk-based approach, separating out agent locations … that are complicit and need to be suspended.... [And] the need to enhance processes” at Western Union. Western Union’s then-Chief Compliance Officer wrote, “I am in favor of this proposal with two caveats: The necessary resource commitment -the more we look [for Agent involvement in fraud schemes] the more we find… and I’d like this communicated in the appropriate way so that everyone understands their roles and responsibilities.” Western Union did not implement either of the proposed disciplinary programs.

32.	Had Western Union implemented the proposed Global Guidelines or the other proposed policies listed above, it could have prevented significant fraud losses to victims. Specifically, the proposed Global Guidelines would have resulted in potential suspensions and terminations against more than 2,000 Agents locations worldwide. Had Western Union implemented the proposed Global Guidelines it would have stopped these same Agent locations from processing more than $174 million in reported fraud losses. Because few victims reported fraud to Western Union, total fraud-related losses— including reported and unreported fraud—incurred through these Agent locations is likely higher. Examples of the fraud conduct in the United Kingdom, Spain, Mexico, and Peru are below.

The Scheme to Defraud in the United Kingdom

33.	Through its CFRs and internal reporting, Western Union was aware of dozens of Complicit Agent Locations in the United Kingdom that would have been suspended under the proposed Global Guidelines. Western Union continued to engage in business with these Agent locations and profit from their fraud transactions by, among other things, collecting fees and other revenues on each fraudulent transaction certain Complicit Western Union Agent Locations processed.

34.	In 2008, Western Union owned a portion of some of the Master Agents of some of the Complicit Agent Locations. Western Union operated through Master Agent FEXCO in the United Kingdom, Spain, and other countries. Western Union owned 25% of FEXCO. FEXCO contracted with smaller independent businesses that offered Western Union money transfer services as Agent locations. Though the Agent locations in these countries did not contract directly with Western Union, Western Union could “terminate or suspend Money Transfer Services at any [Subagent location] at any time upon notice [to the Master Agent] if Western Union determine[d] in its sole discretion that operation of the Money Transfer Services at such Location(s) creates legal, regulatory, reputational, or financial risk for Western Union.” In 2008, FEXCO was Western Union’s largest Master Agent. FEXCO oversaw 10,000 Western Union Agent locations worldwide, processed more than $4 billion in Western Union money transfer principal, and generated $353 million in gross revenue for Western Union. Western Union Agent locations operating through FEXCO processed 89% of all Western Union transactions in the United Kingdom in 2008. As a Master Agent, FEXCO commanded commissions approximately 10 to 25 percent higher than small independent businesses that contracted directly with Western Union.

35.	Western Union London Agents UK Western Union Agent 1 and UK Western Union Agent 2, which both offered Western Union money transfers in London as subagents under FEXCO’s Master Agent arrangement with Western Union, were two examples of Western Union’s fraud conduct.

36.	Between 2004 and 2012, UK Western Union Agent 2 appeared on more than 73 Western Union 60-Day Fraud Reports and numerous other transaction reports (e.g., the Fraud Risk Index Report). Similarly, UK Western Union Agent 1 appeared on 63 Western Union 60-Day Fraud Reports and numerous other transaction reports. Western Union received approximately 2,342 CFRs identifying more than $3.6 million in losses to victims through fraud transactions paid by UK Western Union Agent 2 and its three related Agent locations between 2004 and 2012. During this same time period, Western Union received approximately 2,856 CFRs identifying more than $3.6 million in losses to victims through fraud transactions paid by UK Western Union Agent 1 and its related Agent location. For years, Western Union failed to take sufficient corrective action against these high-fraud Agents.

a.	In November 2005, Western Union’s Corporate Security Department first identified UK Western Union Agents 1 and 2 in 60-Day Fraud Reports as Agents that processed a materially excessive amount of transactions reported in CFRs. Both UK Western Union Agents 1 and 2 each processed well over 15 CFRs in 120 days in 2005. UK Western Union Agents 1 and 2 appeared on every 60-Day Fraud Report in 2006.

b.	Between January 2006 and May 2008, UK Western Union Agents 1 and 2 each appeared on the 60-Day Fraud Report repeatedly. During that time period, a Western Union Compliance analyst conducted multiple reviews of UK Western Union Agents 1 and 2 and identified suspicious activity at both Agents, which were respectively the sixth and ninth highest fraud payout Agents in the entire Europe, Middle East, and Africa region in February 2007. The analyst’s findings were escalated within Western Union, but Western Union took no corrective action and instead continued business with UK Western Union Agents 1 and 2 while the Agent locations continued to process excessive amounts of reported fraud transactions.

c.	In May 2008, a Compliance employee conducted another analysis of certain FEXCO Agents, including UK Western Union Agent 2 because “[p]revious analysis on FEXCO agents has yielded numerous compliance and fraud issues. [And t]hese issues have not been properly addressed and there is increasing interest in remediating these issues.” Western Union continued to monitor these Agents, but did not terminate them as a result of the analysis.

d.	Western Union’s Board of Directors authorized Western Union to acquire the remainder of FEXCO’s money transfer business for up to $224 million in July 2008. Through the FEXCO acquisition, Western Union planned to cut commissions costs, grow its international Agent network, and increase business and revenue.

e.	At the time of the FEXCO acquisition in July 2008, certain Western Union employees including senior employees, knew that FEXCO’s United Kingdom Agents had paid high levels of fraud transactions and engaged in suspicious activity since at least 2005. By July 2008, consumer fraud victims had filed 25,643 CFRs, totaling more than $40 million in losses to victims, involving fraud paid by FEXCO Agents in the United Kingdom and Spain. This is nearly 20 percent of all fraud losses reported to Western Union from 2004—when Western Union began collecting CFRs—through July 2008. Between the time when UK Agents 1 and 2 paid 15 CFRs within 120 days and July 2008, UK Agent 2 alone paid more than $1 million in reported fraud transactions, while UK Agent 1 paid more than $2 million in reported fraud transactions.

f.	In advance of the FEXCO acquisition, high-level Western Union employees knew that FEXCO lowered its Agent due diligence in 2007 “because of competition they faced in the market” and that Western Union would acquire Agents “with some of the largest fraud payouts in our network” including UK Western Union Agents 1 and 2. Western Union’s then-Vice President for Compliance in Europe cautioned senior Compliance employees that after acquiring FEXCO, Western Union would need to “create, almost from scratch an Agent Oversight policy and culture” at FEXCO Agents.

g.	In February 2009, Western Union acquired the remainder of FEXCO’s money transfer business for a net cash purchase price of $157.1 million. Following the acquisition, FEXCO was renamed Western Union Retail Services (“WURS”). By acquiring FEXCO, Western Union “directly manage[d]” more than 10,000 FEXCO Agent locations, including UK Western Union Agents 1 and 2. Western Union contracted directly with the former FEXCO Agents, now WURS Agents. After the acquisition and knowing that FEXCO had an ineffective AML/anti-fraud compliance program, Western Union did not suspend or terminate UK Western Union Agents 1 or 2, or other Agents that processed excessive amounts of fraud-related transfers.

h.	In November 2009, a Corporate Security employee identified high levels of fraudulent transactions paid by UK Western Union Agents 1 and 2 and other former FEXCO Agents in the United Kingdom. A Western Union Corporate Security analyst recommended to Compliance and Corporate Security employees the immediate suspension of UK Western Union Agents 1 and 2 and further warned senior employees that Agents acquired from FEXCO accounted for almost half of the fraud reports and advised that these problems “become[] our problem since we own them now.” Western Union, however, did not suspend UK Western Union Agents 1 or 2 at that time nor did it attempt to remediate the Agents.

i.

On January 15, 2010, a Compliance Analyst reviewed activity at UK Western Union Agent 1 and found “potential agent complicity in relation to fraud” that posed “significant risk to Western Union.” Despite these warnings and evidence that UK Western Union Agent 1 was complicit in fraud, Western Union took no corrective action against UK Western Union Agent 1.

j.	On January 18, 2010, in a review of United Kingdom Agent operations, Compliance employees stated that fraud activity in the United Kingdom was on the rise and a number of Agent locations were “directly facilitating or assisting in the facilitation of fraud-related activity.” Compliance employees recommended mitigating the risk from United Kingdom Agent locations engaged in fraud “by terminating problem agents displaying common fraud patterns.”

k.	On April 29, 2010, Western Union Compliance personnel again identified activity at UK Western Union Agents 1 and 2 that “demonstrate[d] indicators of Agent complicity” in consumer fraud transactions and recommended “suspension/termination of the agent locations.” A United Kingdom employee noted that UK Western Union Agents 1 or 2 were “very high transacting locations and if they were to be deleted, there would be a huge financial loss” to Western Union. Despite U.S. Compliance’s recommendation, Western Union did not suspend or terminate UK Western Union Agents 1 or 2.

l.

About a month later, Western Union’s then-Compliance director told the then-Chief Compliance Officer and then-Deputy Chief Compliance Officer that UK Western Union Agents 1 and 2 and two related WURS Agents were four of the “six …highest [Agents] on the fraud report for the UK.” Sales employees continued to resist full suspension or termination. In lieu of a full suspension or termination, the Compliance director reached “an agreement … with the Business” to temporarily suspend the ability of these six Agents to pay transactions from the U.S.—though the Agents continued to process transactions, including fraud transactions, sent from outside of the U.S.—while Western Union employees had a “discussion” with the Agent owners.

m.	After a follow-up review showed that UK Western Union Agent 2 “has seen a slight decrease” in fraud complaints since the network review, Western Union lifted the suspensions after roughly three weeks and continued to conduct business with UK Western Union Agents 1 and 2 and the other Agent locations under review.

n.	Consumer fraud at UK Western Union Agents 1 and 2 returned almost immediately. On June 16, 2010, a Compliance Analyst identified UK Western Union Agent 2 as the number one paying Agent location of reported fraud in the world; that is, UK Western Union Agent 2 paid more transactions reported in CFRs between January 1 and June 15, 2010 than any other Western Union Agent. UK Western Union Agent 1 was the fifth highest CFR paying Agent during that same time period. On June 24, 2010, the United Kingdom Compliance Officer recommended terminating UK Western Union Agent 1. A senior Sales executive responded “Let’s be careful here.” Western Union did not terminate UK Western Union Agents 1 or 2.

o.	On August 13, 2010, Western Union’s then-Director of Global Consumer and Agent Protection Program reviewed UK Western Union Agents 1 and 2, and other Agent locations due to a “worrysome increase” in consumer fraud payouts reported throughout the relevant region. He identified UK Western Union Agents 1 and 2, and UK Western Union Agent 2’s related Agent location as “3 top bad guys” and noted that their fraud payouts were “significantly lower.” Regarding some of the Agent locations, he told the then-United Kingdom Fraud Director, “You knew they were bad but not how bad! You will be surprised at how large these [consumer fraud]percentages are!” Despite the findings, Western Union did not discipline or terminate any of the three WURS Agent locations.

p.	On October 25, 2010, a Compliance manager sent the United Kingdom Compliance director and then-Regional Vice President for AML Compliance for Europe a report titled “United Kingdom Agent Complicity Review: Fraud.” In his cover email with a subject of “United Kingdom – Fraud,” the Compliance manager stated “things are trending up … [Compliance] has been experiencing an increase in referrals for UK and while we have been relatively successful in keeping up with these referrals, it appears that our impact while, can be viewed as a good from a risk mitigation perspective, can also be seen as having an adverse impact on the business goals in UK….we have outlined a shift in our investigative tactics … for UK Agents that have activity that represents likely complicity in fraud related activity. Since we have deployed these tactics, we are beginning to see that the Agents are having a hard time providing a reasonable explanation for their activity and therefore, we are seeing a number of these cases resulting in terminations.”

q.	The report noted that there was “an increasing number of Western Union Agent locations [in the United Kingdom] that are either directly facilitating or assisting in the facilitation of fraud-related activity.” The report stated that “a surge in UK Agent terminations due to fraud related activity in the early months of 2010” did not “permanently eliminate[]” fraud-related activity, “rather the activity had simply shifted to other locations in the same geographic areas.” The report found that “locations escalated to [Western Union United Kingdom Compliance employees]were no longer being suspended and/ or terminated.” The report noted that an “example of this shift is the [WURS] Network” that Western Union operated directly. “WURS has agreed to the termination of only one location based on [Compliance] analysis, even though some of the most egregious levels of fraud complaints and evidence of Agent complicity have been identified at [those Agents].”

r.	In November 2010, a Compliance analyst conducted another review of UK Western Union Agent 2, and three other high-fraud United Kingdom Agent locations. The analyst again found “significant levels of questionable activity indicating Agent [or Agent employee] complicity” in consumer fraud schemes. Compliance again recommended suspension or termination of UK Western Union Agent 2 and the other Agent locations. A United Kingdom Compliance director told United Kingdom senior sales executives that “evidence of criminal or suspicious activities from these agents seem to be rather vivid. I know some of them are the top performance [sic]. I will keep you posted before any action is taken.”

s.	Western Union suspended but did not terminate UK Western Union Agent 2 in November 2010. Western Union’s then-Compliance Director warned the then- Deputy Chief Compliance Officer that UK Western Union Agent 2 had been reviewed at least ten times without major disciplinary action demonstrating that “somewhere along the line, someone is losing touch with risk and is willing to absorb it.” Though Western Union temporarily suspended UK Western Union Agent 2 in November 2010, Western Union later allowed it to continue to process transactions, but temporarily restricted its ability to pay transactions of more than £350 from the United States and to send any transactions to Romania and Nigeria. While these restrictions limited the number of fraud transactions UK Western Union Agent 2 could process from U.S. victims, they did not prevent UK Western Union Agent 2 from paying fraud transfers from victims in other countries.

t.	On December 2, 2010, a Compliance employee in the United Kingdom recommended terminating two UK Western Union Agent 2 employees but allowed UK Western Union Agent 2 to remain in operation and continue to process Western Union transactions. The Compliance employee cautioned that UK Western Union Agent 2 would be terminated if it ever appeared on Western Union’s 60-Day Fraud Report again. A few months later, UK Western Union Agent 2 appeared on Western Union’s 60-Day Fraud Report again but Western Union did not terminate UK Western Union Agent 2.

u.	On February 2, 2011, the London Metropolitan Police contacted Western Union regarding various fraud transactions paid at UK Western Union Agent 1 and other Agents. The Compliance Director asked an employee “is [UK Western Union Agent 1] a liability?” The employee replied “it’s the same deal as [UK Western Union Agent 2] … very high volume [Western Union Agent] that [Sales] always fights for.… it was one of six locations suspended by [the then-Compliance Director] in May 2010 due to a high number of fraud complaints but reactivated based on negotiations with [Sales].”

37.	Western Union terminated UK Western Union Agent 1 in October 2012; UK Western Union Agent 2 still operates as a Western Union Agent.

The FTC Discussions Regarding Consumer Fraud Complicit Agents

38.	In December 2009—as fraud payouts were rising at certain Western Union Agents in the United Kingdom—the Federal Trade Commission (“FTC”) met with Western Union regarding Western Union’s antifraud efforts and the antifraud standards imposed on MoneyGram as part of the FTC’s 2009 settlement with MoneyGram. The FTC raised concerns regarding U.S. and international Western Union Agents that paid reported fraud transactions. Western Union did not adopt the standards imposed on MoneyGram.

39.	After negotiating with the FTC through 2010, Western Union agreed to use an Enhanced Fraud Monitoring Process known as the “FTC Matrix” with Agents in the U.S., Canada, the United Kingdom, Jamaica, and Nigeria in April 2011. Under the FTC Matrix, Western Union told the FTC it would immediately suspend and investigate any Agent in the United Kingdom, Jamaica, or Nigeria that, within a 30-day period, processed CFR transactions comprising five percent or more of total transaction payouts.

40.	Western Union’s United Kingdom Country Director told senior Compliance and Sales employees that he was “strongly opposed to the direct suspension/termination of locations [pursuant to the FTC Matrix] without any communication to the appropriate Master Agent, or the opportunity for the Master Agent to attempt to remedy the situation with the location. This could prove to be seriously detrimental to our relationship with the Master Agents. The Country Director said that the FTC Matrix would “dramatically effect [sic] the UK network location plan.” On April 13, 2011, a Compliance employee reported that the FTC Matrix in the “UK [was put] on hold.”

41.	After discussions between Western Union Compliance Department and Sales, it was agreed that instead of suspending Agents per the FTC Matrix, Western Union would restrict certain Agents in the United Kingdom from paying transactions sent from the United States. Because most CFRs were made by U.S. consumers, transactions identified in CFRs almost always originated from the U.S. As a result, restricting certain United Kingdom Agents from paying transactions originating in the U.S. meant that those Agents could not process transactions identified in CFRs and therefore would not hit the FTC Matrix.

42.	The U.S. transaction restriction was not effective at combating fraud. As one Western Union employee explained to Western Union’s United Kingdom Compliance Officer on June 8, 2011, “Problem is, we agreed in writing with the FTC on how to handle this stuff … Suspend pending was in the agreement. Also what I don’t like about just blocking US to UK is that we aren’t addressing potential bad Agents that way. People around the world are being defrauded but we only have data on the sends from the US though.”

43.	Western Union told the FTC about its restriction of certain Agent locations in the United Kingdom in summer 2012.

The Scheme to Defraud in Spain

44.	As with the United Kingdom, Western Union operated in Spain through Master Agent FEXCO. FEXCO contracted with subagents in Spain to process transactions, with FEXCO subagents processing 40% of all Western Union transactions in Spain in 2008. When Western Union acquired FEXCO’s money transfer business in February 2009, it entered into direct relationships with all of FEXCO’s subagents in Spain.

45.	In 2010 and 2011, Compliance employees identified Agent locations in Spain processing increasing numbers of reported fraud transactions. Between 2008 and 2010, reported fraud activity in Spain increased by a factor of eight. In 2008, victims filed 252 CFRs with Western Union regarding fraud transactions paid by Western Union Agent locations in Spain totaling $379,986 in losses to victims. In 2010, victims filed 2,192 CFRs with Western Union regarding fraud transactions paid by Western Union Agent locations in Spain totaling $5,127,420 in losses to victims.

46.	On January 21, 2011, Western Union Compliance employees conducted a “Spain Fraud Review” for “Agent Complicity.” Compliance employees found that CFR transactions paid in Spain drastically increased throughout 2010 and the estimated levels of total fraud paid by Agent locations with questionable activity “were often more than five times that of [CFR] figures associated with each” Agent location. Agents Western Union directly managed after it bought FEXCO were the “majority” of the Agents that demonstrated “complicity related to fraudulent activity.” A then-Compliance manager recommended to Compliance and Fraud Department vice presidents that Western Union take action against certain Agents.

47.	The report continued “in addition to suspending or terminating several locations, [Western Union Regional Compliance has] also worked with Agent Networks to address issues identified by [Compliance]. Some of the actions taken include temporarily routing Pay transactions through Agent CSCs for screening prior to payout. Additionally, Agents have in some cases limited the amount of Pay transactions particular locations can process in a given time period.” The report stated that “these controls have in some instances helped to reduce the amount of fraudulent activity occurring at locations in Spain.” The report concluded that Compliance “investigations continue[d] to identify levels of potential fraud that far surpass figures demonstrated by formal fraud complaints suggest[ing] high levels of risk related to Agent Complicity and fraudulent activity in the country. Additionally, the increasing trend of fraud complaints throughout 2010 indicates that the number of Agents appearing on the FRI will continue to increase and the number of Agent locations identified that display indicators of Agent complicity will likely surpass the number discovered in 2010, thus further heightening the risk exposure to Western Union.”

48.	On August 18, 2011, the Compliance Director and Compliance Managers recommended to the Director of Global Consumer and Agent Protection Program that Western Union address rising fraud in Spain by adding Spain to the FTC Matrix. Western Union did not follow Compliance’s recommendation. Fraud transactions continued to increase in Spain throughout 2011. In 2011, victims filed 3,710 CFRs with Western Union regarding fraud transactions paid by Western Union Agents in Spain totaling $7,593,352 in losses to victims.

49.	In 2011 and 2012, SEPBLAC, Spain’s Anti-Money Laundering and Countering Financing of Terrorism Supervisory Authority, conducted an audit of Western Union’s Agents in Spain that revealed money laundering and fraud activity at certain Western Union Agent locations in Spain. In a report dated October 9, 2012, SEPBLAC informed Western Union that its work “reveals extremely serious facts.” SEPBLAC noted that, for a percentage of certain Western Union Agent locations, Western Union “itself has reported in suspicious transaction reports … [that] there were clear signs that [certain Agent locations] carried out money laundering activities.” SEPBLAC found that the money laundering activity was “particularly remarkable in overseas remittance transactions to Spain.” SEPBLAC determined that certain Agent locations “feign[ed] the involvement of beneficiaries who do not really exist, that is to say, the payments are not collected by clients, but by [A]gents who use an identity invented for that purpose.” SEPBLAC found that Western Union “reported to the Executive Service a significant numbers of [Agents] and cancelled the corresponding agency contracts.” Nevertheless, SEPBLAC concluded that Western Union’s “money laundering and terrorism financing prevention systems [were] ineffective” and due diligence was deficient.

50.	In a report dated December 20, 2012, SEPBLAC concluded that Western Union had not “fully accepted” the seriousness of the conduct SEPBLAC identified in its October 9, 2012 report, and that Western Union’s response to the October 9 findings, which stated that the report “indicated some needs for improvement in the agent oversight program” minimized what was an “absolute lack of control over the [A]gents’ activity which has made it possible for truly scandalous figures of fraud and money laundering related payments and remittances to be recorded.” On December 20, 2012, SEPBLAC found Western Union’s AML system in Spain “totally ineffective in preventing money laundering, related to fraud and other offenses, which has taken place on a large scale.”

The Scheme to Defraud Elsewhere

51.	Western Union knew that Complicit Western Union Agent locations were not limited to the United Kingdom and Spain, but failed to implement or execute effective world-wide fraud policies until September 2012, eight years after employees first recommended adopting global policies.

52.	As early as March 2011 and continuing through 2012, certain Complicit Western Union Agent Locations in Mexico conspired to launder fraud proceeds using Western Union’s Money Transfer System. In these schemes, Complicit Agent locations in Mexico received the initial fraudulent transactions from victims in the United States via Western Union’s Money Transfer System. Minutes later, after taking a commission, the Complicit Agent Locations in Mexico would use the Western Union Money Transfer System to send the remaining money to Western Union Agent locations in Canada and other destinations. This two-step process was designed to conceal the ultimate destination of the fraud proceeds. Despite identifying certain Agent locations potentially involved in this activity as early as April 2011, Western Union allowed the Agent locations to remain open and the activity continued through 2012.

53.	In October 2011, Western Union learned from U.S. law enforcement and its own review of transaction data that certain Agent locations in Peru were participating in an emergency need fraud scam. Western Union reviewed four related Agent locations in Peru and found that those four Agent locations paid nearly half of all CFR transactions paid in Peru. Western Union did not terminate the Agent locations in October 2011, but instead allowed them to continue processing transactions. In the next six months, one of the four Agent locations paid 250 more CFR transactions totaling more than $600,000. Western Union suspended the four Agent locations in April 2012, but allowed the Agent locations’ owner to open another Western Union Agent location nine months later.

Victims of the Scheme to Defraud

54.	Below are examples of victims of the consumer fraud scheme perpetrated via Western Union’s Money Transfer System. Each of these victims was defrauded through Agents that had already paid 15 CFRs in 120 days.

a.	MV, a 60-year-old resident of the Middle District of Pennsylvania reported that in February 2006, a Fraudster contacted MV and falsely promised him that if he paid legal fees up front, he would receive a $1 million prize. On February 2, 2006, MV visited a Western Union Agent location in the Middle District of Pennsylvania and sent a $4,500 money transfer to claim his prize. UK Western Union Agent 2 in London, United Kingdom paid MV’s transfer on February 3, 2006. MV never received the prize he was promised.

b.	AI, a resident of the Middle District of Pennsylvania reported in July 2006, a Fraudster contacted AI and falsely promised her that if she paid money up front she would receive a sweepstakes prize. On July 8, 2006 and July 14, 2006, AI visited Western Union Agent locations in the Middle District of Pennsylvania and sent transactions of $1,500 and $1,750 to claim her prize. On July 10, 2006 and July 15, 2006, UK Western Union Agent 2 in London, United Kingdom, paid out AI’s transfers. AI never received the prize she was promised. AI reported the fraud to Western Union.

c.	TD, a resident of the Middle District of Pennsylvania reported in May 2008, a Fraudster contacted TD and falsely promised him a motorcycle in exchange for an advance payment. On May 29, 2008, TD visited a Western Union Agent location in the Middle District of Pennsylvania and sent a $1,300 money transfer in exchange for the motorcycle. On May 31, 2008, UK Agent Western Union 2 in London, United Kingdom, paid out TD’s transfer. TD never received the motorcycle he was promised. TD reported the fraud to Western Union.

d.	FS, a resident of the Middle District of Pennsylvania reported in May 2010, a Fraudster contacted FS and falsely promised to pay him for cashing checks provided FS paid the Fraudster the value of the checks in advance. On May 19, 2010, FS visited a Western Union Agent location in the Middle District of Pennsylvania and sent a $2,000 money transfer to receive the checks. UK Western Union Agent 1 in London, United Kingdom paid FS’s transfer on May 20, 2010. The checks FS received were counterfeit and FS never received the payment he was promised. FS reported the fraud to federal investigators.

e.	PM, a 65-year-old resident of the Middle District of Pennsylvania reported that in May 2010, a Fraudster contacted PM and falsely promised her that if she paid fees up front she would receive prize money from a sweepstakes. Between May 1, 2010 and September 15, 2010, PM visited a Western Union Agent location in the Middle District of Pennsylvania and sent seven Western Union transactions totaling $9,550 to claim the prize. A Western Union Agent in London, United Kingdom, paid three of PM’s transfers totaling $3,450. PM never received the sweepstakes prize she was promised. PM reported the fraud to federal investigators.

f.	MSC, a 90-year-old resident of the Middle District of Pennsylvania reported that in June 2011, a Fraudster contacted MSC and falsely told her that a family member was in trouble and needed monetary assistance. On June 24, 2011, MSC visited three different Western Union Agent locations in the Middle District of Pennsylvania and sent four money transfers totaling $9,600 to help her family member. On June 24, 2011, two Western Union Agent locations in Spain paid two of MSC’s transfers and a Western Union Agent location in Mexico paid two of MSC’s transfers. MSC’s family member was never in trouble and did not need monetary assistance. On July 29, 2011, MC reported to Western Union that she had been the victim of a fraud. Western Union recorded only one of MSC’s four transactions in its CFR database.

g.	KL, an 85-year-old resident of the Middle District of Pennsylvania reported that in August 2011, a Fraudster contacted KL and falsely told him that a family member was in trouble and needed money. On August 11, 2011, KL visited a Western Union Agent location in the Middle District of Pennsylvania and sent two money transfers totaling $12,000 to help his family member. On August 11, 2011, two Western Union Agent locations in in Mexico paid KL’s transfers. KL’s family member was never in trouble. KL reported the fraud to Western Union.

h.	TSD, an 82-year-old resident of the Middle District of Pennsylvania reported that in August 2011, a Fraudster contacted TSD and falsely told him that a family member was in trouble and needed bail money. On August 18, 2011, TD visited a Western Union Agent location in the Middle District of Pennsylvania and sent a $2,300 money transfer to help his family member. On August 18, 2011, a Western Union Agent location in Spain paid TSD’s transfer. TSD’s relative was never in trouble. TSD reported the fraud to Western Union.

i.	RK, an 80-year-old resident of the Middle District of Pennsylvania reported that in August 2011, a Fraudster contacted RK and told her that her grandson was in an accident and needed money. On September 6, 2011, RK visited a Western Union Agent location in the Middle District of Pennsylvania and sent two transfers totaling $9,800 to help her grandson. On September 6, 2011, a Western Union Agent location in Mexico paid both of RK’s transfers. RK’s grandson had not been in an accident. RK reported the fraud to Western Union.

j.	JD, an 88-year-old resident of the Eastern District of Pennsylvania reported that in October 2011, a Fraudster contacted JD and falsely told him that his grandson was in the hospital and needed money. On October 4, 2011, JD visited a Western Union Agent location in the Eastern District of Pennsylvania and sent a $2,200 money transfer to help his grandson. On October 4, 2011, Western Union Agent location in Spain paid JD’s transfer. JD’s relative was never in the hospital.

k.	MC, a resident of the Southern District of Florida reported that on February 15, 2012, a Fraudster contacted MC and falsely told him a relative was in trouble and needed money. Between on or about February 15, 2012 and February 17, 2012, MC visited five Western Union Agent locations in the Southern District of Florida and sent five transfers totaling over $10,000. A Western Union Agent location in Peru paid three of MC’s transfers on or about February 16, 2012. MC’s relative had never been in trouble. MC reported the fraud to Western Union.

l.	HH, a 96-year-old resident of the Middle District of Pennsylvania reported that in February 2012, a Fraudster contacted HH and falsely told him that his grandson had been arrested abroad and needed bail money. On February 27, 2012, HH visited a Western Union Agent in the Middle District of Pennsylvania and sent two $2,400 money transfers to help his grandson. A Western Union Agent location in Peru, paid HH’s transfer on February 27, 2012. HH’s grandson had not been arrested and did not need bail money. HH reported the fraud to Western Union.

Western Union’s Willful Failure to Prevent Structuring

55.	In March 2003, FinCEN fined Western Union $3 million, finding that the Company willfully failed to file SARs and “failed to establish SAR reporting procedures that would reasonably assure that it could identify and properly report structured transactions.” As part of the penalty, Western Union agreed to conduct further review to identify suspected structuring to avoid the CTR or $3,000 identification requirements and to “establish an enhanced nationwide due diligence policy to monitor its agents for BSA compliance [, which] shall include … terminating such agents that Western Union determines to be in chronic violation of Western Union policies and/or a substantial risk for money laundering.”

56.	Between 2004 and 2012, Western Union failed to terminate or discipline certain Agent locations who sent a high volume of transactions from the U.S. to China (“China Corridor Agents”) and repeatedly violated the BSA and Western Union policy through their structuring activity.

57.	As described in more detail below, Western Union, through various methods, recognized that four China Corridor Agents were engaged in violations of Western Union policies regarding structuring transactions. Western Union tracked how many SARs it filed on its Agent locations’ transactions and knew that a high number of SARs on transactions at a particular Agent location was an indicator that the Agent location might be involved in suspicious or illegal activity. Western Union filed thousands of SARs identifying individuals who sent potentially structured transactions through the China Corridor Agents. Between 2003 and 2012, Western Union filed more than 11,000 SARs on transactions conducted at one of the China Corridor Agents, U.S. Shen Zhou International Company, and more than 20,000 SARs on transactions conducted at three other China Corridor Agents, collectively.

58.	Some Western Union employees encouraged China Corridor Agents to grow their business by urging Agent owners to open additional Western Union locations and paying the owners bonuses. Some Western Union employees also pressed Compliance employees to ensure that certain China Corridor Agent locations were not suspended or terminated.

59.	Although Western Union filed thousands of SARs on customers of its Agent locations, Western Union rarely identified its Agent locations as suspicious actors or described the Agent locations’ role in the structuring conduct. Western Union’s practice was not to identify Agent locations as “subjects” of SARs unless Western Union found an Agent location “complicit” and terminated the Agent location as a result of the finding. Western Union typically only found Agent locations “complicit” if the owner or employee of an Agent location was arrested or identified in a public source such as “a news article that says the [Agent was] related to fraud, or [the Agent] was on … some sort of scam website” or if its own investigation determined that the Agent location was complicit.

60.	Between 2004 and 2012, customers at certain China Corridor Agents structured hundreds of millions of dollars in Western Union transactions to China. These China Corridor Agents were highly profitable and sent transactions from the U.S. to China between 2003 and 2012. Had Western Union’s AML program been effective, Western Union could have prevented these four Agent locations from allowing customers to structure at least $64 million of transactions beginning as early as April 2009.

U.S. Shen Zhou International Company

61.	U.S. Shen Zhou International Company (“USZ”) was a vitamin and herbal supplements store owned by Frank Wang and located in Monterey Park, California in the Central District of California. On March 24, 2005, Wang became a Western Union Agent. USZ sent more than ninety percent of its transactions between 2005 and 2010 to China. USZ quickly became one of the largest Independent Western Union Agent locations in the United States, processing more than 100 Western Union transactions per day. By April 26, 2006, a Western Union sales employee described USZ as the “#1 China account.” Between 2005 and 2010, USZ sent more than $310 million in Western Union transactions to China, approximately 50 percent of which were structured.

62.	Wang pleaded guilty to illegal structuring in the U.S. District Court for the Central District of California on October 25, 2013. According to Wang, he and his employees at USZ structured and aided consumers in structuring a significant volume of Western Union transactions from the U.S. to China. Wang said that he and his employees allowed and assisted consumers in structuring transactions to avoid the BSA requirement that financial institutions review and record consumer identification on transactions of $3,000 or more. In aiding consumers in structuring these transactions, Wang said he supplied false identity information for his customers and entered that false information into Western Union’s Money Transfer System. Wang admitted to the Court that he acted in part to benefit Western Union by increasing revenue from fees to Western Union.

63.	Western Union employees knew that Wang and USZ employees were potentially structuring or aiding consumers in structuring transactions in violation of the BSA as early as December 2005, but allowed USZ to continue operating and sending structured transactions using Western Union’s Money Transfer System until Wang was arrested in October 2010.

64.	Between December 2005 and March 2010, Western Union conducted at least nine onsite compliance reviews at USZ and dozens of transaction reviews. In each onsite review, Western Union Compliance employees found that USZ employees were failing to comply with elements of the BSA or certain aspects of Western Union policy. Western Union repeatedly found that USZ was deficient in monitoring transactions, was not filing CTRs on all transactions that should have triggered the filing of a CTR, and was processing suspicious transactions without filing SARs on those transactions. The suspicious transactions were unusual and “repetitive,” characterized by multiple transactions of $2,500 each sent minutes apart, indicated that consumers were likely structuring transactions to avoid providing identification as required by the BSA.

65.	Between 2005 and March 2010, despite finding repeated violations of Western Union policies, Western Union took no disciplinary action against USZ beyond one 90-day probation in January 2006 during which USZ continued to process transactions.

66.	For example, in March 2010, Western Union conducted a compliance review of USZ that revealed failures to file SARs and verify customer identities. Under Western Union’s compliance policies, USZ’s failures should have resulted in Western Union placing the Agent on a 90-day Compliance Probation. Western Union did not place the Agent on probation, instead—contrary to its compliance policies—Western Union continued to monitor the Agent’s transactions.

67.	By 2010, Western Union had filed more than 11,000 SARs regarding transactions sent through USZ, without identifying USZ or Wang as individuals involved in suspicious conduct. The vast majority of the SARs Western Union filed identified the suspicious activity as structuring to avoid the BSA identification recordkeeping or CTR reporting requirements. Despite repeatedly finding that USZ was not complying with all elements of the BSA or all elements of Western Union’s AML requirements, Western Union did not identify the Agent’s suspicious conduct in the SARs it filed with law enforcement nor did it take any material action to stop USZ from assisting third parties in using Western Union systems to send structured transactions.

68.	On September 27, 2010, Wang was arrested for structuring through USZ. Western Union terminated USZ as an Agent after Wang’s arrest. After Wang’s arrest, he told law enforcement that a Western Union sales employee told Wang that Wang could open another Western Union Agent location in the Monterey Park, California area. The Western Union employee cautioned Wang not to use his own name to open the new Agent location, but to use a relative’s name instead. Wang did not open another Western Union Agent location.

Two China Corridor Agents in New York

69.	New York Agent 1 and New York Agent 2 were phone card and phone accessories stores owned and operated by Owner 1 in New York, New York. In 2003, Owner 1 began operating New York Agent 1 as a Western Union Agent location; Owner 1 began operating New York Agent 2 as a Western Union Agent location in 2005. Both Agents were “direct deposit” Agents, which means that they banked under Western Union’s name and were meant to receive additional review under Western Union’s policies. Between 2003 and 2011, New York Agents 1 and 2 sent more than $1.6 billion in Western Union transactions; almost all of those transactions were sent to China and approximately 25 to 30% of those transactions had characteristics indicative of structured transactions.

70.	New York Agents 1 and 2 were China Corridor Agents located in New York and both Agent locations became two of the largest Western Union Agent locations in the U.S., with New York Agent 1 processing approximately 3,000 transactions each month and New York Agent 2 processing approximately 5,000 transactions each month. One then-executive vice president noted that “any negative action against [New York Agent 1]will require prior notification” to Western Union’s then-President for the Americas and then-Executive Vice President for Asia Pacific “due to the heavy impact to our China business.”

71.	Owner 1 admitted to government law enforcement agents that he knew that consumers paid their debt to human smugglers in China through Western Union and that consumers would keep transactions under $2,000 in order to avoid providing identification.

72.	Western Union employees knew through compliance reviews, transactions reviews, and automatic reports designed to identify suspicious activity that New York Agent 1 and 2 employees were potentially structuring or aiding consumers in structuring transactions in violation of the BSA as early as 2006. For example, between 2004 and 2011, Western Union conducted at least a dozen onsite reviews of New York Agent 1 and eight onsite reviews of New York Agent 2. In each review Western Union found that the employees of New York Agents 1 and 2 were not complying with certain elements of the BSA or Western Union policy. Western Union repeatedly found that New York Agents 1 and 2 did not have sufficient compliance programs, were not filing SARs in every instance when a SAR was required, were allowing consumers to allegedly structure transactions, and were, in certain instances, entering false data in Western Union’s Money Transfer System.

73.	Despite these repeated violations, Western Union continued business with New York Agents 1 and 2 and allowed the Agent locations to continue operating and sending structured transactions using Western Union’s Money Transfer System until a bank asked Western Union for more information on the Agent locations’ AML programs in November 2011. Instead of suspending or terminating the Agent locations, Western Union permitted these Agent locations to continue operating. For example:

a.	Western Union had an unwritten policy to suspend an Agent location from conducting transactions if that Agent location was placed on probation three times. The term “probation” referred to Western Union’s policy of engaging in enhanced reviews of an Agent location. On July 18, 2008, a senior Compliance Officer noted that New York Agent 1 had been placed on probation by Western Union on three occasions but was not suspended per Western Union policy. Western Union approved New York Agent 1’s owner to open a third Agent location and paid the owner a $250,000 bonus to renew New York Agents 1 and 2’s contracts with Western Union.

b.	In November 2008, a Compliance employee recommended New York Agent 2’s third probation. Several months later a Western Union Sales employee stated that Sales was “encouraged to be proactive” with Agent locations with more than “2 ‘bad’ reviews. [Because i]f the agent has a third it is automatic suspension, no appeal and the recovery process takes about a week… Attitude seems to be a key portion of the process. If the agent is resistant rather than willing to adopt changes then they head very quickly to suspension.” A Western Union Sales director responded that Sales “help compliance group understand how important those Chinese agents are – not to shut them down automatically. [New York Agent 2] is #2 agent in the region and we can’t afford one week suspension.”

c.	On June 3, 2010, Western Union’s then-Compliance Director told the then-Chief Compliance Officer that Western Union reviewed New York Agent 1 on June 2, 2010. New York Agent 1 “had a bunch of transactions with false data[.] The [New York Agent 1 Compliance Officer, who was also the owner’s sister] admitted to accepting a bag of cash (80K) from a relative and making up transactions …So, the [Compliance Officer] of one of our biggest locations knew that she was breaking the law. This, plus other findings (forms did not match what was entered into the system) puts this as a suspension [of New York Agent 1]. This would be the [Agent’s] third compliance suspension. If I don’t suspend, then it is a probation. This would be [New York Agent 1’s] third probation, which is also a suspension. I’ll call the [Western Union] Business [employees].”

d.	Sales employees raised concerns with this suspension. Western Union’s then-President of the Americas told Western Union’s Chief Executive Officer “FYI. We are trying to save [New York Agent 1] (to [ sic] agent NY to China).” Compliance suspended New York Agent 1 on June 3, 2010, but lifted the suspension 24 days later. New York Agent 1’s Compliance Officer continued to process transactions for another year despite admitting that the Compliance Officer conducted criminal transactions. Subsequent, Western Union compliance reviews continued to uncover additional BSA violations.

e.	A review of New York Agent 1 on November 12, 2010, revealed serious compliance failures, including violations of the BSA’s recordkeeping and reporting requirements that caused Compliance to recommend the Agent location’s third probation, which should have resulted in the Agent location’s immediate suspension. Avoiding probation and suspension for the Agent location “require[d] a policy exception” from a Compliance employee. Western Union employees did not suspend New York Agent 1 after this review.

f.	After a review of New York Agent 1 in January 2011, a Compliance employee again recommended suspension due to New York Agent 1’s continued compliance failures. Compliance suspended New York Agent 1 briefly but “after discussions with the business” placed New York Agent 1 on an Enhanced Probation Program” that allegedly would have included “full training initially and then monthly, unannounced visits by [Western Union]”.

74.	In 2011, the bank that held New York Agents 1 and 2’s direct deposit accounts asked Western Union to provide information about the compliance programs, risks, and reviews related to Western Union Agent locations who used the direct deposit accounts, including New York Agents 1 and 2. A Western Union Compliance employee said that if the bank found that “the risk is high, they may pull some of the bank accounts for these [Agents], which effectively will result in suspension of services. [The bank] can also file its own SARs and conduct law enforcement outreach which can elevate the risk that Western Union has with these locations.”

75.	The compliance employee also told other Compliance employees that he was communicating with the bank about the Agent locations, and that the other employees should “prepare [Sales] for this should it get to a point where [the bank] pulls a few bank accounts. I intend to communicate the significant amount of resources that Western Union puts towards maintaining these locations and will even demonstrate that we will terminate as we did with [another Agent location].” In November 2011, the bank asked for additional compliance information on New York Agents 1 and 2, and other Agent locations, including any material findings regarding the Agent locations. Western Union shared none of its findings regarding either New York Agents 1 or 2 with the bank. A senior Western Union sales executive told colleagues that closing “[New York Agents 1 and 2]at this time will impact the US-China corridor BADLY. Please see if there is anything we can do (like verify [New York Agent 1]has done something ‘not compliant’ and we re-educate [New York Agent 1]to be compliant) and to re-open them in a few weeks to catch the Chinese New Year rush.”

76.	Following the bank’s requests for information, Western Union closed New York Agents 1 and 2 in December 2011.

77.	By 2012, Western Union had filed nearly 20,000 SARs regarding transactions sent by New York Agents 1 and 2. Despite Western Union’s earlier findings, only two of these SARs identified the Agent’s involvement in suspicious activity. Between 2005 and 2012, the vast majority of these SARs identified the suspicious activity as structuring to avoid the BSA identification recordkeeping or CTR reporting requirements.

Hong Fai also known as Yong General

78.	Hong Fai General Contractors Corp., which later changed its name to Yong General Construction Co. Inc. (“Hong Fai”)was a construction company owned by Yong Quan Zheng[1] located in Philadelphia, Pennsylvania in the Eastern District of Pennsylvania. On September 13, 2006, Zheng signed an agreement to operate Hong Fai as a Western Union Agent from the small construction company office in the Chinatown area of Philadelphia. Zheng’s daughter Yan Hong Zhao a/k/a Yan Hong Zheng a/k/a Cindy (“Cindy”) and son-in-law Ming Zhao a/k/a Larry (“Larry”) operated the Western Union business at Hong Fai. Hong Fai quickly became a successful Western Union Agent location, processing more than $100,000 in money transfers per day, most of which were sent to China, by February 2007. From December 1, 2007 through March 6, 2012, Hong Fai sent over $126 million in Western Union transactions.

79.	On October 18, 2016, Cindy and Larry were charged in the U.S. District Court for the Eastern District of Pennsylvania with conspiracy to violate the BSA, including structuring of at least $21 million of transactions to China, and failure to file SARs. Sentencing for both defendants is scheduled for March 2017.

80.	Western Union employees knew that Hong Fai employees structured or aided or were potentially structuring or aiding consumers in structuring transactions in violation of the BSA and that Hong Fai was not filing SARs as required, but allowed Hong Fai to continue operating and sending structured transactions using Western Union’s Money Transfer System. As described below, through compliance reviews and other methods, certain Western Union employees identified suspicious and illegal conduct at Hong Fai for years but did not follow Western Union’s internal procedures to discipline or terminate Hong Fai.

81.	For example, between 2007 and 2012, Western Union conducted more than a dozen onsite or transaction reviews of Hong Fai. In these reviews, Western Union repeatedly found that Hong Fai violated certain elements of the BSA or certain aspects of Western Union policy. These reviews resulted in Western Union placing Hong Fai on probation three times, which should have resulted in suspension per Western Union practice. Despite these repeated violations, Western Union continued business with Hong Fai without effective discipline and allowed Hong Fai to change its name to Yong General and receive a new Agent identification number, which made it appear as though it was a new Agent location. Despite continued violations under its new name, Western Union terminated Hong Fai in 2012 only after law enforcement and Hong Fai’s bank continued to raise concerns about illegal transactions and Hong Fai’s failure to file SARs. Western Union filed no SARs identifying Hong Fai as a suspicious subject until after it terminated Hong Fai in 2012.

82.	As early as June 2007, Western Union was aware of “significant” compliance failures at Hong Fai involving structured transactions and failure to file SARs for suspicious transactions, but allowed Hong Fai to continue to operate. During a March 2008 review, a Compliance employee determined that the Agent location was structuring to avoid identification and CTR requirements, and also had failed to file SARs on suspicious transactions. As early as January 2009, Hong Fai’s bank notified Western Union that Hong Fai was engaged in suspicious transactions based on suspicious patterns of Hong Fai’s deposits and reports from third parties. Western Union allowed Hong Fai to remain in operation.
____________________

1 Yong Quan Zhen pled guilty to unrelated charges on May 31, 2016.

83.	On March 29, 2009, Western Union Compliance employees tried to suspend Hong Fai after Larry, who conducted the majority of transactions, told Western Union employees “he [was] not willing to comply with the AML Laws and Policies.” The compliance review also found that Hong Fai failed to file SARs on suspicious transactions, and Hong Fai employees were “helping customers structure transactions to avoid 3K [BSA] ID” requirement, a violation of the BSA.

84.	Western Union Compliance scheduled the start of Hong Fai’s suspension for April 9, 2009. Sales employees requested a delay in suspension because Hong Fai was a “very important Agent.” Despite the results of the compliance review showing that Hong Fai was violating the BSA, including structuring, after discussions with Sales, Compliance suspended Hong Fai, but within a few days lifted the suspension and rather placed it on probation and allowed the Agent location to continue processing transactions.

85.	Hong Fai’s compliance failures continued in 2010, when law enforcement contacted Western Union again about potential illegal payments sent through the Agent location. Compliance employees reviewed Hong Fai’s compliance history and found Hong Fai had multiple compliance failures dating back to 2007 that included structuring conduct and failure to file SARs, and that Hong Fai’s failures were continuing to take place. On June 10, 2010, Western Union’s Compliance Manager shared Hong Fai’s March 2009 compliance review with his team. A Compliance analyst responded that Hong Fai’s suspension had been changed to probation after Sales told Compliance that Hong Fai was the highest performing U.S.-to-China Agent in the Philadelphia region.

86.	In November 2010, a Compliance employee recommended discussing suspension of Hong Fai as “their compliance issues have not been resolved and the agent owner is sending transactions using different biographical data.” A compliance review on November 18, 2010, revealed that the owner was sending Western Union transactions for himself from the U.S. to China with false data. A Compliance employee warned “if this [A]gent is willing to enter different biographical information on transactions they are conducting for themselves, it is logical to conclude that they would be willing to enter fictitious biographical information for another consumer.” As part of this report, a Compliance employee noted that “Hong Fai … pose[d] significant consumer, legal/regulatory, financial and reputational risk to Western Union … evidenced by the questionable consumer traffic, questionable agent activity, and the Agent’s inability to adhere to compliance standards.” Nevertheless, Western Union did not suspend this Agent location.

87.	An onsite compliance review in July 2011 revealed continued violations of the BSA and Western Union policies. During the review, Cindy admitted to a Western Union Compliance employee that she would have structured a consumer’s $14,000 transaction into two transactions of less than $10,000 each if the Western Union employee had not been present because “good customer service was more important than compliance.” The Western Union Compliance employee also observed Hong Fai employees advising consumers on how to structure transactions, charge extra fees for transactions, and accept transactions over the phone. Hong Fai consumers told the Western Union Compliance employee that they had been able to use false identification documents at Hong Fai in the past.

88.	Western Union did not suspend or terminate Hong Fai in 2011 though a then-Compliance director told a then-Compliance vice president that Western Union “[has] taken a huge chunk out of the US to China business this week by suspending 8 locations, 6 in the [Southwest Border] area and 2 in New York. We should have had another in Philly, but we’ve opted to let [Global Field Compliance] apply iCop.” The employee stated “as soon as its [ sic] possible, we should apply RTRA controls on all US to China transactions.” The same then-Compliance director explained that though he was considering termination for Hong Fai in 2012, Sales had always “wanted this [Agent] saved and I don’t think anything has changed in their minds around the importance of the [A]gent.”

89.	On March 19, 2012, Western Union terminated Hong Fai as an Agent. Between 2007 and 2012, Western Union filed more than 1,000 SARs on transactions Hong Fai processed.

AML Deficiencies Involving Gambling Transactions at Western Union

90.	In December 1997, Western Union signed an Agreement of Voluntary Cooperation with the Florida Attorney General regarding gambling transactions from Florida to offshore sportsbooks. As part of the agreement, Western Union agreed to advise certain Agents that interstate wagers violated Florida law and to implement procedures to limit certain gambling transactions.

91.	Through transaction data, Agent compliance reviews, additional law enforcement investigations, and other investigations, Western Union employees knew that individuals located in the Southern District of Florida and elsewhere continued to use its Money Transfer System through at least 2012 to send transactions that exhibited characteristics Western Union associated with illegal gambling-related transactions from the U.S. to other countries. Western Union detected these transactions in its Money Transfer System and knew that gambling-related transactions were “particularly well-suited for the layering and integration stages of money laundering. As a result, gambling websites generate substantial money laundering concerns due primarily to the volume and speed of transactions, as well as the anonymity offered. For these reasons, internet gambling operations are vulnerable to be used, not only for money laundering, but also for criminal activities ranging from terrorist financing to tax evasion.” Western Union employees identified legal and regulatory risks to Western Union if U.S. law enforcement found that the Company had “knowingly processed transactions for the purpose of illegal gambling.”

92.	Although Western Union had some systems and controls in place to combat the use of Western Union’s system to transmit illegal gambling-related transactions, Western Union did not enact effective controls to limit transactions that displayed characteristics associated with gambling through 2012. For example, in August 2009, Western Union Compliance employees proposed enhanced consumer monitoring on transactions from the U.S. to Costa Rica to reduce transactions that exhibited characteristics associated with gambling. Under the proposal, any consumer who sent a certain number of transactions exceeding a certain amount within a certain period would be subject to additional review and, if warranted, blocked from sending further Western Union transactions.

93.	Western Union implemented the enhanced consumer monitoring, but the monitoring did not reduce or eliminate gambling-related transactions sent by U.S. consumers to Costa Rica, which U.S. consumers sent “to take advantage of the many Costa Rican based gaming websites operating in the country.” For example, between January and February 2010, a Western Union analyst reviewed certain Agents in Costa Rica and found that “even with controls in place and additional requirements placed on our Agent Networks, the transaction patterns are indicative of Agent Complicity” in the gambling transactions. A Western Union analyst also found that the “enhanced consumer monitoring program [implemented in 2009] has not been effective in lessening the questionable activity (likely related to gaming) being sent from the U.S. to Costa Rica.” The analyst proposed additional controls on Agents in Costa Rica including limiting the Agents to specific but confidential payout thresholds.

94.	By at least July 2010, Western Union Compliance, Sales, and Technology employees began to discuss using Real Time Risk Assessment (“RTRA”) controls to limit transactions with characteristics associated with gambling from the U.S. to Costa Rica. In August 2010, Western Union concluded that the proposed RTRA rule would impact 18 Agents in Costa Rica and affect approximately $1 million worth of money transfers per month. Though Compliance employees pressed to get RTRA implemented due to ongoing identification of gambling-related transactions between the U.S. and Costa Rica, by October 2010, Western Union had not implemented this specific RTRA control targeting off-shore gaming.

95.	On October 14, 2010, Western Union Compliance analysts conducted another review of transactions paid by certain Agent locations in Costa Rica. The analysts interviewed some consumers who sent the transactions and admitted they were funding their online gambling accounts for the website www.pokerstars.com. The analysts found continued questionable Agent activity at certain Agent locations in Costa Rica which indicated that Agent location employees allowed some customers to provide incomplete or false information to receive suspicious transactions.

96.	On November 23, 2010, Compliance employees concluded that the enhanced consumer monitoring program was “not covering the appropriate risk and thus not as effective as it could be.” Compliance employees decided to suspend the program.

97.	On December 10, 2010, Compliance employees shared a plan with business employees for RTRA controls designed to reduce gambling-related transactions. Compliance employees noted that many consumers who confirmed that their transactions to Costa Rica were “for gambling purposes” sent multiple transactions within 30 days. According to Compliance employees, the enhanced consumer monitoring program did “not appear to be decreasing the amount of questionable transactions being paid out in Costa Rica.” Compliance proposed automatically limiting U.S. consumers to sending a specific number of transactions at specific thresholds to Costa Rica within a calendar month. Western Union implemented the RTRA program in March 2011.

98.	On April 15, 2011, a grand jury indicted the individuals behind www.pokerstars.com alleged bank fraud, money laundering, and illegal gambling offenses. Immediately after the indictment, Western Union transactions from the U.S. to Costa Rica dropped by 50 percent. Western Union employees noted the drop in transactions and associated it with the www.pokerstars.com indictment. As one Western Union employee noted, the pokerstars indictment was a “significant business risk” to Western Union because “[a]bout half of our transaction base appears to have left the system” after the indictment. Compliance employees found the drop in activity “not surprising given the patterns of activity associated with online gaming that we continue to see in Costa Rica.”

99.	Western Union employees ultimately found that despite the RTRA program, “Western Union services continue to be used for gaming purposes” between the U.S. and Costa Rica. Throughout 2011 and 2012, Western Union Compliance analysts continued to identify suspicious gambling transactions sent from the U.S. to Costa Rica. Western Union failed to implement a sufficiently effective control against gambling-related transactions.

Western Union’s Remedial Actions and Compliance Enhancements

100.	Since at least September 2012, Western Union took remedial measures and implemented compliance enhancements to improve its anti-fraud and anti-money laundering programs. These remedial measures and compliance enhancements were taken at the direction of the Chief Executive Officer, the General Counsel, and the Chief Compliance Officer and reflect their ongoing commitment to enhancing compliance policies and procedures. These remedial and compliance measures included:

	a.	Western Union’s Fraud Risk Management Department—a new Department created in 2012—instituted global Agent oversight standards to identify and investigate any Agent worldwide that processed a certain number of reported fraud transactions.

	b.	Between 2013 and 2015, Western Union increased the number of employees in the Compliance Department by over 100% and increased the Compliance Department budget by over 60%.

	c.	In 2013, Western Union hired a new Chief Compliance Officer and other senior compliance staff. The Chief Compliance Officer has a direct reporting line to the Chairperson of the Compliance Committee of the Western Union Board of Directors.

d.	Western Union created new compliance procedures to increase compliance authority and accountability, including with regard to Agent oversight. In particular, Western Union created a new AML Oversight Committee, which meets regularly and has authority to take corrective action against Agents and implement automatic transaction controls such as RTRA rules. Western Union also empowered employees in eight departments to suspend Agents based on analyses, on-site observations, and/or investigation results. Western Union further implemented explicit decision procedures and timelines for Agent oversight actions, including corrective action.

e.	Western Union has continued to increase compliance technology related to Agent oversight. This includes but is not limited to enhancing RTRA rules related to gaming transactions; creating the Agent Complicity Index to identify Agents complicit in fraud; developing new compliance reporting systems to streamline, standardize, and automate certain compliance functions; and enhancing its consumer identification abilities.

f.	Western Union created new teams within its Financial Intelligence Unit to work with law enforcement and generate internal information for Agent and consumer analysis, including a Global Rapid Response Team to reach out to law enforcement proactively with investigative results related to crisis events and Strategic Intelligence Units to identify emerging criminal typologies.

g.	Western Union created and expanded its Courtesy Call Back program, under which certain potentially fraudulent transactions are held while Western Union contacts the sender to determine whether transaction is legitimate.

h.	Western Union expanded fraud reporting mechanisms, including international hotlines, which assist consumers outside the United States in reporting fraud scams to Western Union.

i.	Western Union instituted automatic interdiction of any individual identified in a fraud complaint as the recipient of a fraud-induced transfer and increased interdiction of individuals associated with transactions that exhibited characteristics associated with gambling.

j.	Western Union terminated its relationship with China Corridor Agents that engaged in structuring.

k.	Pursuant to the FTC order, Western Union has taken or will take a number of actions designed to enhance Agent oversight and reduce the risk of fraud.

l.	In addition, pursuant to the FTC Order, Western Union will “reimburse the principal amount of a consumer’s money transfer and any associated transfer fees whenever a consumer or his or her authorized representative reasonably claims that the transfer was fraudulently induced and:

	i.	The consumer or his or her authorized representative asks Defendants, the sending agent, or front line associates to reverse the transfer before the transferred funds have been picked up; or

ii.	Defendants, after reviewing information and data relating to the money transfer, determines that Defendants, their agents or the front line associated failed to comply with any of Defendants, policies and procedures relating to detecting and preventing fraud-induced money transfers when sending or paying out the money transfer by failing to: provide the required consumer fraud warnings; comply with Defendants’ interdiction or callback programs; verify the recipient’s identification; or accurately record the recipient’s identification(s) and other biographical data.”

ATTACHMENT B

CERTIFICATE OF CORPORATE RESOLUTIONS

WHEREAS, THE WESTERN UNION COMPANY (“Western Union” or the “Company”), a financial institution and money services business, has been engaged in discussions with the United States Department of Justice, Criminal Division, Money Laundering and Asset Recovery Section and the United States Attorney’s Offices for the Middle District of Pennsylvania, the Central District of California, the Eastern District of Pennsylvania, and the Southern District of Florida (collectively, the “Offices”) regarding fraud-induced money transfers, money laundering, structuring, gambling-related transfers, and the Company’s anti-money laundering program; and

WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a deferred prosecution agreement with the Offices (the “Deferred Prosecution Agreement”); and

WHEREAS, the Company’s Executive Vice President and General Counsel, John R. Dye, together with outside counsel for the Company, have advised the Board of Directors of the Company of the Company’s rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of entering into such agreement with the Offices;

Therefore, the Board of Directors has RESOLVED that:

1. The Company (a) acknowledges the filing of the two-count Information charging the Company with willfully failing to implement an effective anti-money laundering program, in violation of Title 31, United States Code, Sections 5318(h) and 5322 and regulations issued thereunder, and aiding and abetting wire fraud, in violation of Title 18, United States Code, Sections 1343 and 2; (b) waives indictment on such charges and enters into the Deferred Prosecution Agreement with the Offices; and (c) agrees to forfeit $ 586 million to the United States;

2. The Company's Executive Vice President and General Counsel, John R. Dye, is hereby authorized, empowered and directed, on behalf of the Company, to execute the Deferred Prosecution Agreement substantially in such form as reviewed by this Board of Directors at this meeting with such changes as the Company's Executive Vice President and General Counsel, John R. Dye, may approve;

3. The Company's Executive Vice President and General Counsel, John R. Dye, is hereby authorized, empowered and directed to take any and all actions as may be necessary or appropriate and to approve the forms, terms or provisions of any agreement or other documents as may be necessary or appropriate, to carry out and effectuate the purpose and intent of the foregoing resolutions; and

4. All of the actions of the Company's Executive Vice President and General Counsel, John R. Dye, which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved, and adopted as actions on behalf of the Company.

Date:	January 18, 2017	By:	/s/ John R. Dye
Corporate Secretary The Western Union Company

ATTACHMENT C

ENHANCED COMPLIANCE UNDERTAKING

In addition to the enhancements the Western Union Company (“Western Union” or the “Company”) has already made to the Company’s anti-fraud and anti-money laundering programs as described in the Statement of Facts, the Company agrees that it has or will undertake the following:

Board of Directors

1.

The Company has created an independent Compliance Committee of the Board of Directors with direct oversight of the Chief Compliance Officer and the Compliance Program, including anti-money laundering and anti-fraud programs. This Committee is responsible for overseeing the Company’s compliance with all aspects of this Agreement. All reports submitted as a part of this Agreement shall be sent under the cover of this Committee.

Adopt a Worldwide Compliance and Anti-Money Laundering Standard

2.

As described in Attachment A, the Statement of Facts, “Western Union Agents” or “Agents” are individuals or entities anywhere in the world that own and/or operate businesses that are contractually authorized to offer Western Union’s money transfers to consumers. Western Union Agents include, but are not limited to Independent Agents, Direct Agents, Master Agents, Network Agents or Subagents. The Company has required or will require all Western Union Agents around the world, regardless of their location, to adhere, at a minimum, to U.S. regulatory and anti-money laundering standards, unless in direct conflict with local law.

3.	The Company has or will design and implement a risk-based Know Your Agent program to ensure Western Union Agents throughout the world are complying with this policy.

4.	The Company has or will create procedures for corrective action, including termination, against Agents—including foreign Agent locations that process transactions to, from, or through the United States—that the Company has determined pose an unacceptable risk of money laundering or the financing of terrorism, or have demonstrated systemic, willful, or repeated lapses in compliance.

5.	When the Company identifies Agent locations in violation of law or Western Union policy and procedures, unless asked to do otherwise by law enforcement, or inconsistent with applicable law, the Company will provide notice to the Agent location in writing of the nature of the violation. The Company will require the Agent owner to acknowledge, in writing, that the Agent owner received notice of the violation. The Company will document any training or remedial measures taken by the Company or the Agent owner or location with regard to the violation.

Executive Review and Bonus Structure

6.	The Company has or will implement evaluation criteria related to compliance in its executive review and bonus system so that each Western Union executive is evaluated on what the executive has done to ensure that the executive’s business or department is in compliance with U.S. laws. A failing score in compliance, including anti-money laundering and anti-fraud programs, will make the executive ineligible for any bonus for that year.

7.	The Company will include in its new executive review and bonus system a provision that allows the Company to “claw back” bonuses for executives for conduct occurring after the filing of the Agreement that is later determined to have contributed to future compliance failures, subject to applicable law.

Anti-Fraud Alert System

8.	The Company has or will ensure that all transactions to, from, or through the United States, regardless of the origin or destination, are monitored to identify potentially fraudulent transactions.

Suspicious Activity Reports

9.	The Company has or will create policies and procedures to ensure that the Company will follow all laws and regulations concerning the filing of Suspicious Activity Reports (“SARs”) in the United States for any suspicious activity, as defined by the Bank Secrecy Act and its implementing regulations. This includes, but is not limited to, filing SARs identifying:

	a.	suspicious activity identified by the Company related to transactions of $2,000 or more to, from, or through the United States, regardless of where in the world the suspicious transactions originate or are received;

	b.	transactions of $2,000 or more to, from, or through Agent locations in the United States that are reported by consumers to the Company as fraud-related, regardless of where in the world the suspicious transaction are received;

	c.	Agent location owners, operators or employees anywhere in the world that the Company identifies as engaged in or allowing suspicious activity related to transactions of $2,000 or more to, from, or through the United States.

High Risk Countries

10.

The Company has or will assign anti-money laundering Compliance Officer(s) to oversee compliance for each country that the Company has designated as high risk for fraud or money laundering. By developing an expertise in their assigned high risk country, the Compliance Officer(s) will better enable the Company to detect and prevent fraud and money laundering activities in those countries.

Requirements for Reporting

11.	The Company will identify a point of contact within the Company to respond to the Offices’ requests.

12.	The Company will provide the Offices with reports every ninety (90) days regarding:

	a.	reported consumer fraud complaints, (1) listing all Western Union Agent locations worldwide with ten (10) or more complaints from consumers alleging transactions paid at the Agent location were the result of fraud; (2) for each Agent location on the list, the Company will identify the owner of the Agent location, total fraud complaints for the prior year, total number of receives for the prior year, total dollar value of the receives for the prior year, the average dollar value for receive transactions, total number of sends for the prior year, total dollar value of the sends for the prior year, the average dollar value for send transactions, total revenue earned by Western Union from the Agent location for the prior year (including, but not limited to transfer fees and currency exchange revenue), any additional Agent locations with the same owner, and the total consumer fraud complaints for each other Agent location with the same owner; (3) for each Agent location on the list, the Company will describe what actions, if any, have been taken against the Agent location and/or owner or employees of the Agent location and describe why such action (or lack of action) was deemed appropriate;

b.	SAR reporting, (1) listing all Western Union Agent locations in the United States who are in the top 5% of Agents in terms of SARS filed by the Company; (2) for each Agent location on the list, the Company will identify the owner of the Agent location, total SARS filed by the Company within the reporting period, total SARS filed by the Company for the prior year; and, (3) for each Agent location on the list, the Company will describe what actions, if any, have been taken with regard to the Agent location and/or owner or employees of the Agent location and describe why such action (or lack of action) was deemed appropriate;

c.	corrective action, listing all Western Union Agent locations worldwide that were terminated, suspended or restricted in any way based on fraud, structuring, gambling, or money laundering concerns and whether or not a SAR was filed identifying the Agent location as the subject;

d.	corrective action, listing all Agent location termination, suspension or restriction recommendations by the Company’s Fraud Risk Management or Compliance Departments that were not accepted and an explanation of why. The Company will also indicate whether or not a SAR was filed identifying the Agent location as the subject.

13.	The Company will provide the Offices with reports quarterly (1) listing any programs, policies, or procedures designed to detect and prevent illegal gambling-related transactions and (2) summarizing the effectiveness of those programs, policies, or procedures.

Compliance with the Federal Trade Commission Order

14.	The Company will comply with the FTC Order, including but not limited to, provisions regarding Agent location due diligence; Agent location investigation, suspension, termination, or other disciplinary standards; the Independent Compliance Auditor; consumer fraud reimbursement; and submission of relevant information regarding consumer complaints about alleged fraud-induced money transfers the Company possesses in its fraud database for inclusion in the Consumer Sentinel Network, a secure online database operated by the FTC and available to law enforcement.

Access to Independent Parties

15.	The Company will provide the Offices with, or will not oppose access by the Offices to, copies of any report, not subject to a valid claim of attorney-client or other privilege, issued by any third party with independent oversight of the Company’s anti-money laundering, Bank Secrecy Act, or fraud compliance, appointed as a result of any agreement with U.S. federal or state law enforcement or regulatory agencies. This includes, but is not limited to, the monitor appointed as part of the Company’s Agreement with the State of Arizona and the Independent Compliance Auditor appointed as part of the Company’s Agreement with the FTC. The Offices will have direct access to any such third party and may communicate and meet with the third party without the presence of the Company.